Exhibit 3.13

Savanna Energy Services Corp.

Notice of Annual Meeting of Shareholders

to be held on May 26, 2016

Information Circular

April 15, 2016

What’s inside

NOTICE OF 2016 ANNUAL MEETING	1

INFORMATION CIRCULAR	2

About the shareholder meeting	3

What the meeting will cover	3

Information about voting	5

About the nominated directors	8

Governance at Savanna	16

About the board	17

Compensation	28

Director Compensation Discussion and Analysis	28

Executive Compensation Discussion and Analysis	33

Other Information	63

Appendix - Mandate of the board of directors	65

SAVANNA ENERGY SERVICES CORP.

NOTICE OF 2016 ANNUAL MEETING

You are invited to our annual meeting of shareholders

When	Where
2 p.m. (Mountain Time)	The Metropolitan Centre, Strand-Tivoli Room
May 26, 2016	333 - 4th Avenue S.W.
Calgary, Alberta

What the meeting will cover

1.	Receive the financial statements and the auditors’ report for the year ended December 31, 2015

2.	Set the number of directors to be elected at the meeting at seven and elect the directors to the board

3.	Appoint auditors for the coming year and authorize the directors to set their compensation

4.	Have a say on executive pay

5.	Consider any other business that may be properly brought before the meeting

You have the right to vote

You are entitled to receive notice of and vote at our 2016 annual meeting if you held common shares of Savanna Energy Services Corp. as at the close of business on April 15, 2016.

Your vote is important

Please read the attached information circular for important information about the meeting and how to vote your shares.

You can vote in person at the meeting, or by proxy. Your proxy form must be received by our transfer agent, Computershare Trust Company of Canada, by 2 p.m. (Mountain Time) on May 24, 2016, or at least two business days before the new meeting time if the meeting is adjourned or postponed.

By order of the board of directors

(signed) “Lori Connell”

Lori Connell

Corporate Secretary

Calgary, Alberta

April 15, 2016

INFORMATION CIRCULAR	1

INFORMATION CIRCULAR

You have received this circular because you owned common shares of Savanna on April 15, 2016 (the record date) and management is soliciting your proxy for our annual meeting of shareholders to be held on May 26, 2016, or a reconvened meeting if it is adjourned or postponed.

We are soliciting proxies by mail, but you may also be personally contacted by our employees or our proxy solicitation agents. We pay all costs for the preparation and mailing of the notice, circular and the accompanying proxy form.

Unless indicated otherwise, information in this circular is as at April 15, 2016 and all dollar amounts are in Canadian dollars.

The board of directors has formally reviewed and approved the contents of this circular, including the section on executive compensation, and has authorized us to send it to you.

April 15, 2016

Calgary, Alberta

Key terms in this document

•  we, us, our, the Corporation and Savanna mean Savanna Energy Services Corp.

•  you, your and shareholders mean holders of our common shares

•  shares, common shares or Savanna shares means our common shares

•  board means our board of directors

•  circular means this information circular

•  Computershare means Computershare Trust Company of Canada, our transfer agent

Our principal and head office

Savanna Energy Services Corp.

Suite 800

311-6th Avenue S.W.

Calgary, Alberta

T2P 3H2

(403) 503-9990

This year, we are using the “notice-and-access” provisions under National Instrument 54-101 so shareholders have immediate online access to the circular and related meeting materials, reducing the volume of materials that must be physically mailed to shareholders.

Shareholders will receive a package that contains a proxy form or voting instruction form and information about how to access the circular. We are mailing paper copies of the notice of the meeting, the circular and proxy form only to shareholders who previously requested a copy. We pay the cost for intermediaries to deliver proxy-related materials to objecting beneficial shareholders.

2	SAVANNA ENERGY SERVICES CORP.

ABOUT THE SHAREHOLDER MEETING

What the meeting will cover

1. Present our financial statements and the auditors’ report

Our audited consolidated financial statements for the year ended December 31, 2015 and the auditors’ report will be presented at the meeting. Shareholders are not required to vote on this item of business.

The audited consolidated financial statements, auditors’ report and MD&A are contained in our 2015 annual report, which was mailed to all registered shareholders and non-registered shareholders who opted to receive it.

You can access a copy of our 2015 annual report on our website (www.savannaenergy.com) or at our profile on SEDAR (www.sedar.com).

2. Set the number of directors

You will set the number of directors to be elected to our board at seven. The Savanna proxyholders named in the proxy form will vote FOR setting the number of directors to be elected at the meeting at seven, unless instructed otherwise.

3. Elect directors

You will elect seven directors to our board this year:

Allen Brooks	James Saunders
Stella Cosby	Christopher Strong
John Hooks	Tor Wilson
Kevin Nugent

All seven nominated directors currently serve on our board and have agreed to stand for re-election and serve until the end of the next annual meeting, or until their successors are elected or appointed. You can read about each nominated director in the section entitled “About the nominated directors”.

The Savanna proxyholders named in the proxy form will vote FOR electing each of the seven nominated directors, unless instructed otherwise.

We have a majority voting policy that requires a director to receive more for than withhold votes to be elected to the board.

Management is not aware of any reason why any of the nominated directors would be unable or unwilling to serve as a director. If at the time of the meeting a nominated director is unable to serve, the proxy shall not be voted with respect to such vacancy.

4. Appoint the auditors

Deloitte LLP, Chartered Accountants, are our current auditors and they have been our auditors since Savanna was formed on August 14, 2003.

You will vote on reappointing Deloitte LLP as our auditors until the end of our next annual meeting and to authorize the directors to set their compensation accordingly.

The Savanna proxyholders named in the proxy form will vote FOR the appointment of Deloitte LLP to serve as our auditors until the next annual meeting of shareholders and to authorize the directors to fix their compensation as such, unless instructed otherwise.

INFORMATION CIRCULAR	3

5. Have a say on executive pay

You will also vote on our advisory resolution regarding our approach to executive compensation as disclosed in this circular.

Our underlying principle for executive pay is to attract, motivate and retain high quality executives and to reward them for corporate and individual performance (read about our executive compensation program in detail in the section entitled “Executive Compensation Discussion and Analysis”). Our executive compensation approach emphasizes pay for performance by establishing a clear link to the achievement of our strategic objectives, which include short, medium and long-term goals.

As our shareholder, on an advisory basis, you have the opportunity to vote FOR or AGAINST our approach to executive compensation through the following resolution:

BE IT RESOLVED THAT, on an advisory basis, and not to diminish the role and responsibilities of Savanna’s board of directors, the shareholders accept the approach to executive compensation disclosed in Savanna’s information circular dated April 15, 2016.

This is an advisory vote and the result will not be binding on the board, however, the board, and the human resources and compensation committee in particular, will consider the outcome of the vote as part of its ongoing review of executive compensation.

The Savanna proxyholders named in the proxy form will vote FOR the approval of the advisory resolution, unless instructed otherwise.

6. Other matters

We are not aware of any other items of business to be considered at the meeting. If other matters are properly brought before the meeting, or a meeting that is reconvened if there is an adjournment or postponement, your proxy will be exercised in accordance with the discretion of the persons authorized to act thereunder.

Management is not aware of anyone who has a material, direct or indirect interest (by way of beneficial ownership of securities or otherwise) in any matter to be acted on at the meeting, except as disclosed in this circular.

This includes:

•   a director or proposed director

•   an executive officer

•   any director or executive officer who was with Savanna at any time since the beginning of the last financial year, or

•   their respective associates or affiliates.

4	SAVANNA ENERGY SERVICES CORP.

Information about voting Who can vote As of April 15, 2016, we had 90,251,243 issued and outstanding shares.

You are entitled to receive notice of and vote at the meeting, or any reconvened meeting if the meeting is adjourned or postponed, if you were a holder of shares as at the close of business on April 15, 2016.

Each shareholder is entitled to one vote for each share held on all matters that come before the meeting.

If you transferred any of your shares after the record date, the transferee must provide proof of ownership at least 10 days before the meeting to be included in the list of shareholders who are eligible to vote at the meeting.

Principal holders of our shares

As of December 31, 2015, to the knowledge of the directors and officers of Savanna, no person or company beneficially owned or controlled or directed, directly or indirectly, more than 10% of the common shares which may be cast at the meeting, other than as set forth below.

Name	Number of Common Shares (Directly or Indirectly)(2)	Percentage of Class (%)
Franklin Templeton Investments Corp.(1)	14,314,569	15.9
Invesco Canada Ltd.	12,305,272	13.6
Foyston, Gordon and Payne, Inc.	11,289,628	12.5
Fidelity (Canada) Asset Management ULC	9,347,200	10.4

Notes:

1. Held on behalf of its operating division, Bissett Investment Management.

2. Based on information obtained from an independent third party database.

How to vote

You can vote in person at the meeting or by proxy.

Voting by proxy is the easiest way to vote. When you appoint a proxyholder, you are giving someone else the authority to attend the meeting and vote on your behalf according to your instructions.

The process is different depending on whether you are a registered or a non-registered (beneficial) shareholder.

Your package includes either a proxy form (if you are a registered shareholder) or a voting instruction form (if you are a non-registered (beneficial) shareholder) because we do not have access to the names or holdings of our non-registered shareholders.

The table on the following page explains the voting process for registered and non-registered (beneficial) shareholders.

Unsure if you are a registered or non-registered shareholder?

Contact our transfer agent and registrar, Computershare Trust Company of Canada (Computershare):

Phone

1 (800) 564-6253 (toll-free in Canada and U.S.)

1 (514) 982-7555 (international)

Email

service@computershare.com

Web

www.investorcentre.com/service

INFORMATION CIRCULAR	5

	Registered shareholders (your shares are registered in your name)	Non-registered (beneficial) shareholders (your broker, investment dealer, bank, trust company, trustee, nominee or other intermediary holds your shares for you)

To vote in person at the meeting	You do not need to complete or return your proxy form. Check in with a Computershare representative at the registration table when you arrive at the meeting.

You can only vote your shares in person at the meeting if you previously appointed yourself as proxyholder by inserting your name in the space provided on the voting instruction form, which you received from your intermediary, and returned it as indicated on the form.

Check in with a Computershare representative when you arrive at the meeting.

To vote by proxy

1. By mail

Complete, sign and date your proxy form and return it in the envelope provided.

2. By telephone

Call the phone number indicated on the proxy form from a touch-tone phone and follow the voting instructions.

You will need your 15-digit control number which appears at the bottom of the first page of your proxy form.

If you vote by telephone, you cannot appoint anyone other than the appointees named on the proxy form as your proxyholder.

3. On the Internet

Go to www.investorvote.com and follow the instructions on screen.

You will need your 15-digit control number which appears at the bottom of the first page of your proxy form.

Your intermediary must ask for your voting instructions before the meeting. Please contact your intermediary if you did not receive a voting instruction form in this package.

Your voting instruction form either:

•  allows you to provide your voting instructions by telephone, on the Internet or by mail (this is the most common method),

•  asks you to complete the form and return the form as instructed, or

•  has been pre-authorized by your nominee, indicating the number of common shares you own, so you can complete, date and sign the form and return it to Computershare.

Submit your voting instructions right away to allow sufficient time for Computershare to receive them from your intermediary. Computershare must receive your voting instructions by 2 p.m. (Mountain Time) on May 24, 2016. If the meeting is adjourned or postponed, Computershare must receive your

4. By appointing another person as proxyholder to attend the meeting and vote your shares for you. Insert the name of the person you are appointing as your proxyholder in the space provided. This person does not have to be a shareholder.

Make sure that the person is aware that you have appointed them as your proxyholder and attends the meeting.

Your proxyholder should check in with a Computershare representative at the registration table.

The Savanna officers named in the proxy form have agreed to act as your proxyholder. They will vote your shares for you, unless you appoint someone else to be your proxyholder. If you appoint someone else, he or she must attend the meeting to vote your shares for you.

Computershare must receive your properly completed proxy form by 2 p.m. (Mountain Time) on May 24, 2016. If the meeting is adjourned or postponed, Computershare must receive your voting instructions at least two business days before the new meeting time.

voting instructions at least two business days before the new meeting time.

6	SAVANNA ENERGY SERVICES CORP.

	Registered shareholders	Non-registered (beneficial) shareholders

To change your vote or voting instructions or to revoke your proxy

Complete a proxy form that is dated later than the proxy form you are changing and mail it to Computershare, or vote again by telephone or on the Internet.

You must use the same voting method you used to vote the first time. Computershare must receive your new proxy form, or new voting instructions if voting by phone or on the Internet, before 2 p.m. (Mountain Time) on May 24, 2016. If the meeting is adjourned or postponed, Computershare must receive your voting instructions at least two business days before the new meeting time.

You can revoke a vote you made by proxy by:

•  voting in person at the meeting,

•  sending a notice in writing from you or your authorized attorney to the Corporate Secretary at Suite 800, 311 – 6th Ave. S.W., Calgary, Alberta T2P 3H2 in time so that it is received before the close of business on May 24, 2016, or two business days before the new meeting time if the meeting is postponed or adjourned,

•  giving a notice in writing from you or your authorized attorney to the Chairman of the meeting on the day of the meeting, but before it begins (or reconvenes if the meeting was postponed or adjourned), or

•  in any other manner permitted by law.

You can change the voting instructions you previously gave your intermediary by notifying them according to the instructions provided on your voting instruction form.

How the votes are counted

Computershare counts and tabulates the votes on our behalf to make sure the votes of individual shareholders are confidential.

Computershare only refers proxy forms to Savanna if:

•	it is clear that a shareholder wants to communicate with management,

•	the validity of the proxy is in question, or

•	the law requires it.

INFORMATION CIRCULAR	7

About the nominated directors

This year, you will elect seven directors to our board. All of the nominated directors currently serve on our board and all are independent, with the exception of Christopher Strong, the President and Chief Executive Officer of Savanna.

Each board member brings a mix of skills and experience to the board. The combination of these skills is important for the board to effectively oversee our affairs and carry out its duties and responsibilities. This includes diversity of skills or experience in a particular discipline or profession, industry sector or geographic region, based on eight core skills that form our skills matrix for assembling and developing our board.

You can read about each nominee in more detail in the profiles below, including the Savanna committees they serve on, their 2015 meeting attendance, their Savanna share ownership, and memberships on other public company boards. Details are based partly on our records and partly on information provided by each nominated director.

Directors are required to hold at least five times their annual compensation, less meeting fees, in Savanna shares or deferred share Units (DSUs) within five years of joining the board. We value director share ownership each year based on the fair market value at the grant date or purchase date, or the closing price of the shares on December 31, whichever is higher.

Share ownership in the tables below is as of March 31, 2015 and March 31, 2016, as applicable.

Key facts about our board

•    All of the nominated directors are independent except Christopher Strong ·

•    Average director tenure is 7 years

•    Overall director attendance was 97% in 2015

•    We have term limits and a mandatory retirement policy

•    We have a majority voting policy for electing directors

•    We limit the number of other boards our directors can serve on

James Saunders	Independent	Age 56	Calgary, Alberta, Canada	Director since 2006

Mr. Saunders is the Executive Chairman of the Board of Twin Butte Energy Ltd., a publicly traded (TSX) oil and gas company. He has held the position since March 23, 2015. Prior to that, he was the Chief Executive Officer since November 2008. Mr. Saunders is an engineer with over 34 years of diversified technical and management experience. Mr. Saunders holds a Bachelor of Science degree in Engineering which he obtained from the University of New Brunswick in 1982.

2015 voting results		Board / committees		2015 Meeting attendance
94.8%	votes for	Board of directors		13 of 13	100%
5.2%	votes withheld	Governance and nomination		1 of 2	50%
		Health, safety and environment		4 of 5	80%

Appointed Lead Director in June 2008

Appointed Chairman of the Board in February 2009

Skills and experience

•  Strategic growth

•  Energy industry

•  CEO/executive officer

•  Financial acumen

•  Board/governance

•  Compensation

Savanna securities held
Year	Shares (#)	DSUs (#)	Total
2016	124,790	325,423	450,213
2015	123,396	210,854	334,250

Change	1,394	114,569	115,963

No options held

Other public company directorships during last 5 years
Twin Butte Energy Ltd. (TSX)				(2005 to present)
RMP Energy Inc. (successor to Orleans Energy Ltd.) (TSX) (Chairman of Health, Safety and Environmental Committee, Chairman of Reserve Committee)				(2005 to present)

8	SAVANNA ENERGY SERVICES CORP.

Allen Brooks	Independent	Age 70	Houston, Texas, U.S.A.	Director since 2009

	Mr. Brooks is the President of G. Allen Brooks L.L.C., an energy market and financial consulting firm, and has held such position since January, 2005. Mr. Brooks also serves as an advisor to PPHB LP, a boutique oilfield service investment banking firm. He has over 40 years of experience in the oilfield services, energy and investment industries, including extensive international experience. Mr. Brooks is an economics graduate of the University of Connecticut and holds an M.S. degree in economics from Cornell University. He received his Chartered Financial Analyst designation in 1975. Mr. Brooks is a member of the Institute of Canadian Directors. In addition, he is a 2015 National Association of Corporate Directors (NACD) Governance Fellow.

	2015 voting results		Board / committees		2015 Meeting attendance
Skills and experience • Strategic growth • Energy industry • International • Financial acumen • Diversity • Board/governance	98.9%	votes for	Board of directors		12 of 13	92%
	1.1%	votes withheld	Audit		5 of 5	100%
			Governance and nomination (Chair - Since July, 2015)		2 of 2	100%
			Health, safety and environment (Chair - January - June, 2015)		3 of 3	100%

	Savanna securities held
	Year	Shares (#)	DSUs (#)	Total
	2016	5,000	143,653	148,653
	2015	5,000	90,529	95,529

	Change	—	53,124	53,124

	No options held

	Other public company directorships during last 5 years

	Pason Systems Inc. (TSX) (Chairman of Corporate Governance Committee, Member of Compensation Committee)				(2007 to present)
	Trican Well Service Ltd. (TSX) (Lead Director, Chairman of Corporate Governance Committee, Member of Audit Committee)				(2009 to present)

Mr. Brooks was a director of Turnkey E&P Inc. (“Turnkey”), a reporting issuer in all of the provinces of Canada, until he resigned on February 21, 2010. In late 2009, Turnkey was issued cease trade orders, which remain in effect, by various securities commissions for failing to file with the appropriate regulatory authorities financial statements, management’s discussion and analysis and the required certifications relating to the third quarter 2009 financial results of Turnkey. Turnkey was delisted from the NEX board of the TSX Venture Exchange on June 8, 2010.

INFORMATION CIRCULAR	9

Stella Cosby	Independent	Age 58	Calgary, Alberta, Canada	Director since December 2014

Skills and experience • Strategic growth • Compensation • Energy industry • CEO/executive officer • Board/governance • Diversity	Ms. Cosby is a Senior Human Resources executive with expertise in working with global growth companies in areas of business effectiveness, succession planning, talent development, executive compensation and governance. Ms. Cosby has experience working in agriculture, financial services, manufacturing, chemical, pipeline, transportation and retail industries. Ms. Cosby is Vice-President, People for Cervus Equipment Corporation (Cervus), a publicly traded company (TSX) specializing in acquiring and operating agricultural, industrial and commercial equipment dealerships, where she is responsible for human resources and safety. She has held this position since 2014. Prior to joining Cervus, Ms. Cosby had been a Senior Director with Agrium Inc., a publicly traded company (TSX, NYSE) since 2002, where she held positions responsible for all aspects of human resources, executive compensation, total rewards and diversity. Ms. Cosby has a Bachelor of Arts degree in Sociology, a M.A. in Organization Systems Renewal and is a certified executive coach. Ms. Cosby is a member of the Institute of Corporate Directors (ICD). She has completed the ICD Program in HR and Compensation Effectiveness.

	2015 voting results		Board / committees		2015 Meeting attendance
	98.7%	votes for	Board of directors		12 of 13	92%
	1.3%	votes withheld	Governance and nomination (January - June, 2015)		1 of 2	50%
			Human resources and compensation (Chair - Since July, 2015)		5 of 7	71%
			Health safety and environment (Since July, 2015)		2 of 2	100%

	Savanna securities held

	Year	Shares (#)	DSUs (#)	Total
	2016	—	117,518	117,518
	2015	—	26,264	26,264

	Change	—	91,254	91,254

	No options held

	Other public company directorships during last 5 years
	n/a

10	SAVANNA ENERGY SERVICES CORP.

John Hooks	Independent	Age 58	Calgary, Alberta, Canada	Director since 2005

Skills and experience • Strategic growth • International • Energy industry • CEO/executive officer • Financial acumen • Board/governance • Compensation	Mr. Hooks is the Chief Executive Officer and Chairman of the Board of PHX Energy Services Corp. (successor to Phoenix Technology Income Fund), a publicly traded (TSX) oilfield services company. He has held this position since March 17, 2015. Prior thereto, he served as President and Chief Executive Officer of PHX Energy Services Corp. since 2004. Mr. Hooks has over 30 years of experience in the Canadian and international oilfield services industry including operations, senior management and ownership positions.

	2015 voting results		Board / committees		2015 Meeting attendance
	96.8%	votes for	Board of directors		13 of 13	100%
	3.2%	votes withheld	Audit		5 of 5	100%
			Human resources and compensation (Chair - January - June, 2015)		7 of 7	100%
			Special committee (February - May, 2015)		5 of 6	83%

	Savanna securities held
	Year	Shares (#)	DSUs (#)	Total
	2016	100,000	280,129	380,129
	2015	—	189,936	189,936

	Change	100,000	90,193	190,193

	No options held

	Other public company directorships during last 5 years
	PHX Energy Services Corp. (TSX) (successor to Phoenix Technology Income Fund (2004 to 2010)) Chairman of the Board				(2010 to present)
	Canadian Energy Services & Technology Corp. (TSX) (successor to Canadian Energy Services LP (2006 to 2009)) Chairman of Corporate Governance and Compensation Committee				(2010 to present)
	RMS Systems Inc. (TSX)				(2012 - 2013)

INFORMATION CIRCULAR	11

Kevin Nugent	Independent	Age 50	Calgary, Alberta, Canada	Director since 2007

Skills and experience • Strategic growth • International • Energy industry • CEO/executive officer • Financial acumen • Board/governance • Compensation

Mr. Nugent is an Independent Corporate Director. From 2013 to 2014, he was the Executive Chairman of Hifi Engineering Inc., a private company involved in the research, development and operation of fiber optic technology. Prior to that, he was the President of Livingstone Energy Management Corporation, a private energy investment company since 2007. Mr. Nugent has a Bachelor of Management degree from the University of Lethbridge. Mr. Nugent is a Chartered Professional Accountant, CA with more than 25 years of experience in the oil and gas industry.

	2015 voting results		Board / committees		2015 Meeting attendance
	98.9%	votes for	Board of directors		13 of 13	100%
	1.1%	votes withheld	Audit (Chair)		5 of 5	100%
			Human resources and compensation		6 of 7	86%
			Special committee (February - May, 2015)		5 of 6	83%
	Savanna securities held
	Year	Shares (#)	DSUs (#)	Total
	2016	38,600	181,797	220,397
	2015	18,600	128,092	146,692

	Change	20,000	53,705	73,705

	No options held

	Other public company directorships during last 5 years

	Trican Well Service Ltd. (Chairman of Audit Committee, Member of Corporate Governance Committee)				(2008 to present)

	Secure Energy Services Inc. (Chairman of Audit Committee, Member of Corporate Governance Committee)				(2007 to present)

12	SAVANNA ENERGY SERVICES CORP.

Christopher Strong	Age 57	Calgary, Alberta, Canada	Director since 2013

	Mr. Strong is the President and Chief Executive Officer of Savanna Energy Services Corp. since April 30, 2015. Prior to this he was an independent businessman with extensive experience in senior corporate executive and financial roles, including most recently the President and Chief Executive Officer of Union Drilling, Inc., a publicly traded (NASDAQ) contract drilling services company that operated 53 rigs in the United States prior to its sale in late 2012. He has spent most of his career in the oilfield services sector and has a strong background in operations, strategic growth and international experience. Mr. Strong received a BA from Vassar College, an MBA from the Wharton School of Business and an MA from the University of Pennsylvania.

	2015 voting results			Board / committees		2015 Meeting attendance
Skills and experience • Strategic growth • International • Energy industry • CEO/executive officer • Financial acumen • Diversity	99.0% votes for			Board of directors		13 of 13	100%
	1.0% votes withheld			Audit (January - April, 2015)		2 of 2	100%
				Health, safety and environment (January - April, 2015)		2 of 2	100%
				Special Committee (February - April, 2015)		5 of 5	100%

	Savanna securities held
	Year	Shares (#)		Director DSUs (#)	Officer DSUs (#)		Total
	2016	100,000		51,354	82,759		234,113
	2015	—		48,026	—		48,026

	Change	100,000		3,328	82,759		186,087

	Options Held

	Date Granted	Expiry Date	Number Granted	Exercise Price ($)	Total Unexercised
	May 14, 2015	May 14, 2020	400,000	2.04	400,000
	Dec. 2, 2015	Dec. 2, 2020	147,321	1.30	147,321
	Dec.15, 2015	Dec, 15, 2020	147,321	1.19	147,321

	Other public company directorships during last 5 years
	Union Drilling, Inc.					(2005 to 2012)
	Geokinetics Inc.* (Member of Audit Committee, Member of Compensation Committee)					(2007 to 2013)

*Mr. Strong was a director of Geokinetics Inc. until April 2013. At that time, it negotiated a prepackaged bankruptcy with its bondholders and secured lenders wherein the debt was converted to equity. Geokinetics Inc. was delisted from the American Stock Exchange in January, 2013.

INFORMATION CIRCULAR	13

Tor Wilson	Independent	Age 57	Calgary, Alberta, Canada	Director since 2006

Skills and experience • Strategic growth • International • Energy industry • CEO/executive officer • Financial acumen • Board/governance • Compensation • Diversity	Mr. Wilson is the President and Chief Executive Officer of Badger Daylighting Ltd. (successor to Badger Income Fund), a publicly traded excavating services company, since April 1, 2004, the date of completion of the reorganization of the former Badger Daylighting Inc. into an income trust structure. Mr. Wilson has a Bachelor of Science in forestry from the University of New Brunswick and an MBA from Laurentian University. He is also a graduate of the Directors Education Program established by the Institute of Corporate Directors and holds an ICD.D designation.

	2015 voting results		Board / committees		2015 Meeting attendance
	98.9%	votes for	Board of directors		12 of 13	92%
	1.1%	votes withheld	Governance and nomination (Chair - January - June, 2015)		2 of 2	100%
			Human resources and compensation (January - June, 2015)		6 of 6	100%
			Health, safety and environment (Chair - Since July, 2015)		5 of 5	100%

	Savanna securities held
	Year	Shares (#)	DSUs (#)	Total
	2016	—	181,167	181,167
	2015	—	127,472	127,472

	Change	—	53,695	53,695

	No options held

	Other public company directorships during last 5 years
	Badger Daylighting Ltd. (TSX) (formerly Badger Income Fund)				(2004 to present)

14	SAVANNA ENERGY SERVICES CORP.

Meeting attendance

The table below shows each director’s attendance record for board and committee meetings since January 1, 2015 to the date of this circular.

	Board of directors		Audit committee		Human resources and compensation committee		Governance and nomination committee		Health, safety and environment committee		Special Committee
Director	#	%	#	%	#	%	#	%	#	%	#	%
James Saunders	15	100	—	—	—	—	2	67	6	86	—	—
Allen Brooks	14	93	7	100	—	—	3	100	3	100	—	—
Stella Cosby	14	93	—	—	6	75	1	50	4	100	—	—
John Hooks	15	100	6	86	7	88	—	—	—	—	5	83
Kevin Nugent	15	100	7	100	7	88	—	—	—	—	5	83
Christopher	15	100	2	100	—	—	—	—	2	100	5	100
Strong
Tor Wilson	14	93	—	—	6	100	3	100	7	100	—	—
Total	15	—	7	—	8	—	3	—	7	—	6	—

Notes:

1.	Mr. Saunders attended five audit committee meetings; five human resources and compensation committee meetings and six special committee meetings, by invitation.
2.	Mr. Brooks attended two human resources and compensation committee meetings; three health safety and environment committee meetings and two special committee meetings, by invitation. Mr. Brooks served on the health safety and environment committee (chair) from January to June, 2015 and has served on the governance and nomination committee (chair) since July, 2015.
3.	Mr. Strong attended five audit committee meetings; four human resources and compensation committee meetings; two governance and nomination committee meetings; five health safety and environment committee meetings; and one special committee meeting, by invitation. Mr. Strong resigned from the audit committee, the health safety and environment committee and the special committee in April, 2015 when he became President and Chief Executive Officer of Savanna.
4.	Ms. Cosby served on the governance and nomination committee from January to June, 2015 and on the health safety and environment committee since July, 2015. She has also served as chair of the human resources and compensation committee since July, 2015.
5.	Mr. Wilson served on the human resources and compensation committee from January to June, 2015 and on the health safety and environment committee (chair) since July, 2015.

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GOVERNANCE AT SAVANNA

We believe in strong governance. Our corporate governance practices comply, in all material respects, with the governance rules and guidelines of the Canadian Securities Administrators, stock exchange and securities legislation that applies to us.

As governance policies continue to develop over time, we and the board continue to evaluate and enhance our corporate governance practices by monitoring regulatory developments and adopting any governance policies and best practices disclosure we believe are appropriate.

We introduced several enhancements over the last three years, including new policies on majority voting, director attendance, term limits, mandatory retirement, significant shareholder independence, share ownership guidelines, anti-hedging policies and limitations on other directorships.

The governance and nomination committee is responsible for advising the board on governance principles and practices, tracking governance developments, and adapting “best practices” to Savanna’s needs and circumstances.

Governance highlights

•	All of our directors are independent except Christopher Strong, our President and CEO

•	We have an independent Chairman of the board

•	Our four board committees are 100% independent

•	We have term limits for directors and a mandatory retirement policy

•	We believe in board diversity - by gender, geography, age, skills and experience

•	Directors, officers and other insiders are prohibited from hedging Savanna securities or share-based compensation

•	Our executive compensation program is structured to pay for performance

•	Decisions about executive pay are based on corporate performance and relative Total Shareholder Return (TSR)

•	The board staggers the grants and vesting of long-term incentive awards to mitigate risk and focus executives on achieving strong performance in the short term and throughout the entire vesting period

Ethical conduct

We hold our directors, officers and employees, including those of our subsidiaries, to the same high standard of conduct.

Our code of business conduct and ethics policy (the code) reflects our core values and outlines the basic principles and policies that we expect everyone to comply with.

Our vision and values guide our behaviours and actions and we have incorporated them into our recruitment and selection tools and management performance at all levels of the organization.

We expect everyone to ask questions or seek guidance if they are unsure about the letter or spirit of the codes, or any of our policies. The code is available on our website (www.savannaenergy.com).

The board is responsible for monitoring compliance with the code and executive officers must certify their compliance. All employees acknowledge the code on hiring and they are periodically reminded of their obligations under the code. Management assists the board by overseeing compliance by employees. The governance and nomination committee oversees compliance by executive officers and directors on behalf of the board.

Our whistleblower policy sets out a process for reporting any complaints, concerns or suspected breaches regarding financial and other matters and explains the follow-up process. Each report is addressed seriously and anyone making a report in good faith will not face any reprisals.

VISION STATEMENT

Defining leadership in global energy services through people, innovation and technology - the path for others to follow

Our values

•  Integrity: Demonstrate the courage to do the right thing

•  Relationships: Build collaborative partnerships

•  Excellence: Set the industry standard

•  Sustainability: Drive short and long-term success

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About the board

The board is elected by shareholders and is primarily responsible for overseeing the management of Savanna’s business and affairs and monitoring management’s performance (see the Appendix for a copy of the board’s mandate).

Majority voting

Our shareholders vote for individual directors, not a slate.

If a nominated director receives more withhold votes than for votes at any shareholder meeting where the number of nominees equals the number of directors to be elected, he or she will tender their resignation to the governance and nomination committee.

The committee will discuss the resignation, considering all factors it deems relevant, and recommend to the board whether or not to accept the resignation. The committee may consider the reasons shareholders gave for why they withheld their vote, the composition of the board, length of service and qualifications of the director, previous meeting attendance and contributions to Savanna, our governance and nomination policies, and other skills and qualities, among other things.

The director will not participate in any deliberations on the matter.

The board will consider the committee’s recommendation and any other factors, and issue a news release within 90 days announcing its decision and if it determines not to accept the decision, the reasons for that decision. If the board accepts the resignation, it may appoint a new director to fill the vacancy in accordance with our by-laws and articles. The policy does not apply in circumstances involving contested director elections.

Composition and structure

Board size

Our articles state that our board must have at least three directors and a maximum of 12. Our board currently consists of seven directors, and all of them are standing for re-election this year. The board believes this is an appropriate size to carry out its duties, reflect diversity of age, geography, skills, experience and gender and form its four standing committees. The board recognizes the benefits of diversity within the board but will not compromise the principles of meritocracy by imposing quotas or targets.

Director independence

We believe that a majority of our directors must be independent to provide proper oversight and make effective decisions.

A director is independent if he or she does not have a direct or indirect material relationship with us that could reasonably interfere with the director exercising independent judgment. This is consistent with the meaning set out in National Instrument 52-110 - Audit Committees (NI 52-110).

The board has determined that all of our directors are independent, with the exception of Christopher Strong, our President and Chief Executive Officer.

Significant shareholder independence

We also have a formal policy that requires the majority of independent directors to be independent of our significant shareholders (shareholders who have the ability to materially affect control of Savanna).

A shareholder who holds more than 10% of the voting rights attached to all of our outstanding voting securities is deemed to hold a sufficient number of the voting rights to affect material control of Savanna, unless there is evidence to the contrary.

The board has determined that all of our directors are independent from our significant shareholders.

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Independent chairman

We have had an independent Chairman of the Board since February 2009, when James Saunders was appointed to the position. Mr. Saunders had served as Lead Director from June 2008.

The board elected Mr. Saunders as Chairman of the Board after assessing his performance and determining that he had consistently exhibited strong, effective board leadership, fostered ethical and responsible decision-making, and provided informed counsel to our previous Chief Executive Officer.

Diversity

Savanna recognizes the benefits of diversity and an inclusive culture in its leadership, including the board and management team.

Board diversity

The board has adopted a written director and executive officer diversity and inclusion policy which provides for, among other things, the board to actively seek out women when considering potential new candidates for the board as part of its annual renewal process. However, this policy does not set targets regarding the number of women on the board as we believe in considering the broadest group of individuals who have the skills, knowledge, experience and character required to provide the leadership needed to achieve our business objectives, without reference to their age, gender, race, ethnicity or religion. We will not compromise the principles of a meritocracy by imposing quotas or targets.

The governance and nomination committee provides oversight of this policy with support from the executive officers. To measure the effectiveness of this policy, the committee reviews periodically the number of women considered or brought forward and the process of identifying women candidates as potential nominees for board positions and the skills, knowledge, experience and character of any such women candidates relative to other candidates to ensure that women candidates are being fairly considered relative to other candidates.

We believe our board is currently composed of individuals with diverse skills, knowledge, personal backgrounds and areas of expertise that provide different perspectives and effective board dynamics. Diversity at the board level is an essential element to deliver real and sustainable value to Savanna and its shareholders.

We currently have one female director, representing 14.3% of the number of board positions.

Executive officer diversity

The director and executive officer diversity and inclusion policy also encourages the board and management to consider women who have the necessary skills, knowledge, experience and character to fill executive officer and other positions and the committee periodically reviews appointments of executive officer positions to ensure that women with the appropriate skills, knowledge, experiences and character are being fairly considered. This policy does not set targets regarding the appointment of women to executive officer positions. See Succession planning to read more about leadership development at Savanna. Savanna does not currently have any (0%) female executive officers.

Meeting in-camera

The board and each committee set aside time at each regularly scheduled meeting to meet without management present. These in-camera sessions may be held before or after the regular meetings, or both, if necessary.

In-camera sessions are chaired by the Chairman of the Board and the respective committee chair. If appropriate, management is informed of the items discussed and any actions to be taken. In 2015, there were 13 board and 19 standing committee meetings, all of which had in-camera sessions

Our expectations of directors

Meeting attendance

We expect directors to attend all board meetings and their committee meetings. If board attendance falls below 75% in a fiscal year, the director must tender their resignation to the governance and nomination committee, similar to the process described under our majority voting policy. Average director attendance was 97% for board meetings and 87% for standing committee meetings in 2015. You can see each director’s attendance record in the director profiles and under the heading Meeting attendance.

18	SAVANNA ENERGY SERVICES CORP.

Share ownership

Our directors must be Savanna shareholders. Directors are required to own, directly or indirectly, at least five times their annual compensation, less meeting fees, in shares within five years of joining the board. Directors can count DSUs towards meeting the guideline.

We value director share ownership on December 31 each year based on the fair market value at the grant date or purchase date, or the closing price of the shares on December 31, whichever is higher.

Conflicts of interest

Some of our directors and officers are also directors and officers of other oil and gas and oilfield services companies, and conflicts of interest may arise between their responsibilities and duties toward Savanna and these other companies.

Directors and officers must disclose any conflicts in accordance with the Business Corporations Act (Alberta) (the Act) and must also comply with any other procedures as required under the Act. In certain cases, an independent committee of the board may be formed to deliberate on the matters.

Directors must also advise the chair of the governance and nomination committee as soon as practicable if there is a change in their directorships or employment.

Other directorships

We have a formal policy that limits the number of boards our directors can serve on:

•	a director who holds a full-time executive position can sit on a maximum of two other publicly listed company boards, and

•	a director who does not hold a full-time executive position can sit on a maximum of four other publicly listed company boards.

Board interlocks

We also limit common directorships. Two or more directors cannot serve together on more than two public company boards or committees.

We currently have one board interlock. The table below shows the Savanna directors who serve together on the other public company board as at December 31, 2015. The board does not believe that this board interlock impairs the directors’ ability to act in our best interests.

Company	Directors	Committees
Trican Well Service Ltd.	Allen Brooks	Lead Director Audit committee (member) Corporate governance committee (chair)

	Kevin Nugent	Audit committee (chair) Corporate governance committee (member)

Role and responsibilities

Formal position descriptions

The board has developed written position descriptions for the Chairman of the Board and each committee chair that set out their responsibilities and duties. Copies are available on our website (www.savannaenergy.com).

The Chairman of the Board is responsible for providing strong leadership to the board in managing its affairs, functioning effectively and carrying out its duties and responsibilities. The Chairman of the Board is also responsible for ensuring the board’s decisions are consistent with good governance practices and in Savanna’s best interests.

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The Chairman of the Board is also accountable for the following, among other things:

•	working with the Chief Executive Officer to develop an effective and harmonious relationship with the board and our security holders, and between the board and management,

•	acting as a sounding board and advisor to the Chief Executive Officer,

•	working with the Chief Executive Officer to ensure our corporate strategy, annual operating plans and performance reports are presented to the board,

•	leading the board in monitoring the Chief Executive Officer’s performance and implementing management development and succession plans, and

•	ensuring that the board receives regular and adequate updates for effective decision-making.

The board is responsible for overseeing the Chief Executive Officer and has developed a position description for the role with his input.

The Chief Executive Officer is accountable to the board for:

•	defining and executing Savanna’s principal objectives, strategies, operating, capital and financial plans,

•	providing advice and guidance to the management team,

•	developing succession plans,

•	providing overall oversight and management of our health and safety policies,

•	acting as our spokesperson in crisis situations attracting media attention, and

•	acting as the primary contact for investor relations and, in conjunction with the Chief Financial Officer, sharing overall responsibility for finance and controls including risk management systems, disclosure controls, internal controls and ethical standards.

Board priorities

The board has three priorities in overseeing our affairs:

•	strategic planning,

•	risk oversight, and

•	succession planning.

Strategic planning

The board oversees and approves our strategic direction.

Management is responsible for the development of our strategic plan, which consists of three to five-year key thrust targets and setting our annual corporate objectives. The strategic plan is put forward to the board for consideration and approval. Annual operating and capital budgets are then established based on the approved plan.

The board and executive officers meet semi-annually to review and discuss the strategic plan and our progress.

As part of the strategic planning process, the board and executive officers also discuss global and market developments and opportunities, and the material risks involved in achieving our strategic plan. Management updates the board quarterly on our progress and any material issues that may affect our ability to achieve our strategic plan.

Risk oversight

The board must have a good understanding of the principal risks we face in our business in order to provide proper oversight and guidance to management.

Principal risks

Management must be diligent about identifying all of our principal risks, establishing appropriate risk management practices and implementing an appropriate system to manage risks effectively to support our long-term viability.

The board reviews and assesses the following as part of its risk oversight duties:

•	the material risks that affect our strategic plan,

•	how our compensation structure affects risk-taking behaviour, and

•	our risk appetite and tolerance.

Control systems

The board also oversees management’s system of controls either directly or through its committees:

•	the integrity of our internal controls over financial reporting, disclosure controls and management information systems,

20	SAVANNA ENERGY SERVICES CORP.

•	compliance with significant policies and procedures for our operations,

•	compliance with the laws and regulations that apply to us,

•	the health of our corporate documents and records in terms of them being properly prepared, approved and maintained, and

•	the structure and integrity of our health, safety and environmental programs to achieve expectations.

Insider trading

Our insider trading and reporting guidelines restrict certain trading in shares to ensure ethical conduct. The guidelines include:

•	requiring insiders to pre-clear all trades,

•	restricting insiders from trading during our blackout periods, and

•	setting annual and quarterly trading blackout periods when our financial results are being prepared and not yet released to the public.

Anti-hedging

Our anti-hedging policy restricts directors, officers and other insiders from monetizing their share-based compensation or any holdings of Savanna shares. They cannot engage in short selling, trading in puts, calls or options of Savanna securities, and are prohibited from knowingly selling, directly or indirectly, a share or other security of Savanna if the person does not own or has not fully paid for the security to be sold.

Notwithstanding these restrictions, reporting insiders (as defined in the Securities Act (Alberta)), can sell a share which they do not own if they own another security convertible into shares or an option or right to acquire shares sold and they exercise the conversion privilege, option or right within 10 days of the sale and deliver the share to the purchaser, or transfer the convertible security, option or right to the purchaser.

Succession planning

The board is actively involved in succession planning to ensure an orderly succession of senior management and a plan for developing strong leadership, nurturing talent and retaining key people for our long-term success.

The board is responsible for appointing the Chief Executive Officer and is involved in the appointment of other members of senior management. The board regularly reviews the performance of senior management and endorses the succession strategy for senior management positions.

The board has regular dialogue with the Chief Executive Officer about internal and external succession candidates for the position of Chief Executive Officer and other members of senior management. The board has regular discussions with the Chief Executive Officer about his intentions, continued employment with Savanna and the progress of other executives toward succeeding him on either a temporary or permanent basis.

Key executives are given access to the board and committees during scheduled meetings, as well as informal contact with individual directors. At least once a year, the board and the Chief Executive Officer meet to formally assess any internal succession candidates. Development of these individuals may include formal skill assessments, enrolment in formal education, and participation in cross-functional project teams, secondments or coaching and mentoring arrangements.

Skills and development

We believe a board of directors must have the appropriate mix of skills and experience to govern effectively. The board uses a skills and experience matrix to assess the diversity of board composition, enhance the current skill set and plan board succession.

The table below shows the key skills and experience required for serving on the board and the number of directors with those attributes. You can read about each director’s specific skills and experience in the director profiles.

Skills and experience description	Number of directors with skills
Strategic growth - executive experience in strategic insight, innovation and business development including the assessment of key trends and industry fundamentals to continually challenge Savanna in expanding its vision and growth	7
International - business experience in countries where Savanna is or may become active. Experience with different cultures, political regimes and regulatory requirements	5

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Skills and experience description	Number of directors with skills
Energy industry - experience in either the oil and gas services industry or oil and gas exploration and production sectors	7
CEO/executive officer - experience working as a Chief Executive Officer or other executive officer of a public company	6
Financial acumen - executive experience in public financial accounting and reporting, corporate finance including debt and equity and capital markets along with internal financial controls familiarity	6
Board/governance - executive experience as a board/committee member of a major Canadian organization; familiar with Canadian governance best practices	6
Compensation - executive experience or board compensation committee participation with an understanding of executive compensation programs, incentives and perquisites; succession planning, talent development and retention	5
Diversity - contribution enhances board diversity in terms of ethnic background, gender, geographic origin or industry experience	4

Orientation and continuing education

New directors receive orientation so they can actively participate when they join the board and committees. They receive a number of resource materials and are expected to read them as soon as possible:

•	all board and committee minutes for the previous 12 months,

•	our by-laws,

•	our organizational charts,

•	board and committee mandates and position descriptions,

•	our corporate policies,

•	recent press releases, and

•	our most recent annual and quarterly reports and annual information form.

New directors also meet with senior management to discuss Savanna’s business and review our head office operations. Orientation may also include a site tour.

Directors continue to develop their knowledge and skills through board meetings and updates on changes in legislation, regulatory changes, new business issues and corporate governance practices. The board also receives management updates on operations and safety matters at each quarterly meeting and any issues relevant to the oilfield services industry. The board and management have more in-depth discussions at the annual strategic planning and budget meetings.

We also encourage directors to participate in other education initiatives on relevant topics:

•	Mr. Wilson completed the Institute of Canadian Directors’ (ICD) Directors Education Program and holds the ICD.D designation. He continues to attend various ICD continuing education programs.

•	Mr. Brooks became a National Association of Corporate Governance (NACD) fellow in 2011 and is a member of the ICD. He attended various sessions held by NACD, KPMG LLP and Kingsdale Shareholder Services related to governance trends in Canada; audit and accounting matters; and compensation matters.

•	Mr. Nugent attended various sessions and webinars hosted by Deloitte LLP, the ICD and the Canadian Institute of Chartered Accountants on a variety of board, audit and compensation topics.

•	Ms. Cosby is completing the ICD Directors Education Program and has attended various sessions on executive compensation and board governance.

Directors also participate in internal presentations and seminars for their relevant committee and receive educational information and/or materials on a variety of matters and topics.

Committee	Topic

Audit	• received regular reports on new and emerging issues in its areas of responsibility, including international financial reporting standards (IFRS) and internal controls
Human resources	• received regular updates on emerging trends in executive compensation
Governance and nomination	• received regular updates on corporate governance trends and issues
Health, safety and environment	• received regular updates on health, safety and environmental matters

22	SAVANNA ENERGY SERVICES CORP.

Directors also receive other relevant materials with their board materials from time to time. We also canvass directors for suggested educational opportunities.

Assessment and tenure

Assessment

The board has a formal process for assessing the effectiveness of the board, committees, the Chairman of the Board, committee chairs and individual directors.

The governance and nomination committee maintains a questionnaire that each director completes. Results are submitted to the Chairman of the Board. Action plans are developed for any areas of improvement and progress is reviewed annually.

The board and committees review their assessment and consider whether any changes to their mandates, terms of reference or the position descriptions for the committee chairs or Chairman of the Board are appropriate. Professional advisors, including our legal counsel, may be engaged in this process, as appropriate.

Director tenure

Term limits

Directors can serve a maximum of 12 consecutive years on the board, except for the Chief Executive Officer who may serve on the board as long as he holds this position. The board can waive the limit in certain circumstances, but must disclose its reasons in the information circular for the next shareholder meeting where directors are to be elected to the board.

We believe that 12 years is an appropriate length of time to gain extensive knowledge and experience about Savanna and our industry, make meaningful contributions to the board and different committees, and ease the transition for new directors joining the board while encouraging board renewal as our business develops. The following chart outlines the percentage of our directors who have been directors for less than two years, between three and five years, between six and nine years and 10 years or more.

Retirement policy

Directors who are 75 are not eligible to be nominated and stand for re-election at the next shareholder meeting. Imposing a retirement age helps us manage term limits and board succession. The table below shows the projected retirement date for each director.

A director may continue to serve on the board in special circumstances (for example, the director is an executive officer of Savanna or has special qualifications that would benefit Savanna), if the governance and nomination committee requests the extension and the board ratifies it.

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Retirement year	Director	Board committees	Skills and experience

2017	John Hooks	Audit Human resources and compensation (chair - January - June, 2015)	Strategic growth International Energy industry CEO/executive officer Financial acumen Board/governance Compensation

2018	James Saunders Chairman	Governance and nomination Health, safety and environment	Strategic growth Energy industry CEO/executive officer Financial acumen Board/governance Compensation

2018	Tor Wilson	Health, safety and environment (chair - since July, 2015) Governance and nomination (chair - January - June, 2015) Human resources and compensation (January - June, 2015)	Strategic growth International Energy industry CEO/executive officer Financial acumen Board/governance Compensation Diversity

2019	Kevin Nugent	Audit (chair) Human resources and compensation	Strategic growth International Energy industry CEO/executive officer Financial acumen Board/governance Compensation

2021	Allen Brooks	Audit Governance and nomination (chair - since July, 2015) Health, safety and environment (chair - January - June, 2015)	Strategic growth Energy industry International Financial acumen Diversity Board/governance

Not applicable	Christopher Strong	Audit (January - April, 2015) Health, safety and environment (January - April, 2015)	Strategic growth International Energy industry CEO/executive officer Financial acumen Diversity

2026	Stella Cosby	Human resources and compensation (chair - since July, 2015) Governance and nomination (January - June, 2015) Health, safety and environment (since July, 2015)	Strategic growth Compensation Energy industry CEO/executive officer Board/governance Diversity

24	SAVANNA ENERGY SERVICES CORP.

Nominating directors

The governance and nomination committee assesses board composition every year to ensure it has a sufficient range of skills, expertise and experience to properly carry out its mandate.

The committee reviews the skills matrix and results from the director questionnaire to identify specific skills that the directors believe would enhance the make-up of the board without specifying an ideal size. It receives the names of potential candidates from directors, the President and Chief Executive Officer, self-nominations and suggestions by third parties. It assesses the potential candidates for its evergreen list, and recommends new candidates to the board to fill vacancies or to nominate for election. The committee can also retain an external search firm to assist in assessing and identifying suitable candidates.

In its 2012 review, the committee determined that the board should add a director with experience in the United States of America (U.S.) or in other key markets where we operate. A search firm was engaged to assist the committee and, as a result, Christopher Strong was identified among a number of candidates and appointed to the board. Mr. Strong has extensive experience as a corporate executive, and brings experience in finance, contract drilling, in the U.S. and internationally. On April 30, 2015, Mr. Strong was also appointed President and Chief Executive Officer.

The committee conducted an extensive director search in 2014 and Stella Cosby was appointed to the board in December 2014. Ms. Cosby is a senior human resources executive who brings strong experience in executive compensation, governance, talent management and succession planning.

You can read more about board diversity in the section called “Board and executive officer diversity”.

Board committees

The board has four standing committees:

•	audit

•	governance and nomination

•	health, safety and environment

•	human resources and compensation

Each committee is chaired by an independent director, and all four committees are 100% independent.

Each committee develops an annual work plan to fulfill its responsibilities under its terms of reference.

On February 4, 2015, the board formed the Special Committee, comprised of Christopher Strong (chair), John Hooks and Kevin Nugent, to act as an advisor to Dwayne LaMontagne, the Interim President and Chief Executive Officer at the time, and to review and provide input on matters that may arise from time to time in connection with the duties of the Interim President and Chief Executive Officer. After an extensive search, the board appointed Christopher Strong as President and Chief Executive Officer on April 30, 2015. Also on April 30, 2015, the board appointed Dwayne LaMontagne Executive Vice President and Chief Financial Officer. The Special Committee remained constituted and continued to meet bi-weekly with the new executive team until May 21, 2015.

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Audit committee

100% independent

Kevin Nugent (chair) Allen Brooks John Hooks 2015 meetings: 5 The committee meets the independence criteria for audit committees under NI 52-110

The audit committee has four main areas of responsibility:

•    corporate information and internal control – reviews and recommends to the board for approval our quarterly and annual financial statements, annual information forms, MD&A, financial information in any press release before they are released publicly. It also reviews all decisions about significant accounting and tax compliance issues with management and the external auditors, receives reasonable assurance from management and external auditors about the adequacy of our accounting and information systems, and reviews the spending authority and approval limits of the Chief Executive Officer

•    auditors and external audit – oversees the work of the auditors, annually reviews our internal control procedures and systems with the auditors, reviews the audit plan for the coming year with management and our external auditors, reviews any problems experienced by the auditors in performing the audit, reviews and approves fees for audit and non-audit services, and reviews any proposed changes in major accounting policies with management and the external auditors

•    internal audit – approves the annual internal audit plan and any major changes to the plan, reviews the effectiveness of the internal audit plan, and reports to the board on any significant issues relating to the internal audit function

•    financial risk management and controls – reviews our financial risk management policies and procedures

You can find additional information about the audit committee in our annual information form for the year ended December 31, 2015 available on SEDAR (www.sedar.com).

Governance and nomination committee

100% independent

Allen Brooks (chair) Tor Wilson James Saunders 2015 meetings: 2 The committee meets the independence criteria under NI 52-110

The board recognizes that proper and effective corporate governance is a significant concern and priority for investors and other stakeholders, and has therefore instituted a number of procedures and policies in an effort to improve our overall governance.

The governance and nomination committee has three main areas of responsibility:

•    monitoring the appropriateness of our governance framework with respect to external governance standards, “best practices” guidelines and an emphasis on ongoing enhancements

•    reviewing the makeup and needs of the board and developing criteria for adding new directors to enhance overall composition

•    evaluating and assessing the effectiveness of the board and its committees in meeting governance objectives and contributions by each member

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Human resources and compensation committee

100% independent

Stella Cosby (chair) Kevin Nugent John Hooks 2015 meetings: 7 The committee meets the independence criteria under NI 52-110

The human resources and compensation committee is responsible for ensuring that we have programs in place to train, develop and compensate our people and provide for the orderly succession of management. It is responsible for our executive compensation policies and practices, the program components and the process for researching the market, establishing performance metrics, assessing performance, recommending executive compensation, monitoring compensation risk and keeping abreast of compensation trends and best practices.

The committee has four main areas of responsibility:

•    reviewing the director compensation program, including the structure and fees, and recommending changes to the board as appropriate

•    working with the Chairman of the Board to set the annual objectives and goals of the Chief Executive Officer and monitoring and assessing his performance against the goals and objectives set the prior year. The committee also reviews annually with the Chief Executive Officer, the goals and objectives set for the other executive officers to assess their performance

•    recommending the compensation of the Chief Executive Officer and other executive officers to the board for its review and approval

•    reviewing the management succession plan, including the Chief Executive Officer, in the event of an emergency or retirement, and the talent pool for executive officer roles in general and making recommendations to the board on management succession and all executive appointments

The committee has the authority to retain external advisors to assist in carrying out its responsibilities. The committee typically engages outside third parties every three years. The committee had an independent consultant prepare a report in 2015 to assess and recommend an executive long term compensation plan in the current low commodity price environment. The committee also had an independent consultant prepare a report for 2013 and beyond with analysis and recommendations on compensation levels and program structure to assist the committee. A similar report was prepared for the committee in 2010.

Health, safety and environment committee

100% independent

Tor Wilson (chair) James Saunders Stella Cosby 2015 meetings: 5 The committee meets the independence criteria under NI 52-110

The health, safety and environment committee has the responsibility for, among other things:

•    reviewing our internal control systems for health, safety and the environment and recommending to the board for approval fundamental policies pertaining to health, safety and environment that have the potential to impact our activities and strategies

•    monitoring our existing health, safety and environmental practices and procedures to ensure they comply with legislation that applies to us and meets industry standards

•    investigating any activity that we deem appropriate, and reporting to the board on our performance with respect to applicable laws, regulations and our policies on health, safety and the environment, emerging trends, relevant issues and regulations, and the findings of any significant report by regulatory agencies, external health, safety and environment consultants or auditors about our performance in health, safety and environment

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COMPENSATION

DIRECTOR COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and approach

We provide our directors with a comprehensive compensation package that includes an equity-based retainer, an annual cash retainer and meeting fees. It is designed to be competitive with the market and to reflect the scope of responsibilities, accountability and time commitment by members of our board.

We benchmark our director compensation against a peer group of companies and use this same group to benchmark our executive compensation and our relative performance under the performance share unit (PSU) plan for executive officers.

The human resources and compensation committee is responsible for director compensation. It reviews the program every year, and conducts a more formal, comprehensive review of its competitiveness and effectiveness at least every three years.

Share ownership

Members of the board must be shareholders, so they have a stake in our success and to align their interests with those of our shareholders.

Directors are required to own, directly or indirectly, at least five times their annual compensation, less meeting fees, in shares or DSUs within five years of joining the board.

Directors receive an equity retainer to help them build their share ownership (see below for details).

We value director’s share ownership each year based on the fair market value at the grant date or purchase date, or the closing price of the shares on December 31, whichever is higher.

Managing risk

We believe our director compensation program is effective at managing risks by ensuring decisions are correlated to long-term performance, aligning interests of directors and shareholders and mitigating the risk of inappropriate incentives to achieve short-term gain.

Specifically:

•	directors have a significant amount of compensation at risk because director DSUs are deferred compensation and can only be redeemed for cash based on the value of the shares when the director retires from the board,

•	share ownership requirements align the interests of directors and shareholders, and

•	the compensation structure is simple and easy to understand.

28	SAVANNA ENERGY SERVICES CORP.

Compensation elements

Directors receive retainers for serving on the board and meeting attendance fees.

Annual retainer

Chairman of the Board
• equity retainer (granted annually in DSUs)	$90,000
• cash retainer (paid in quarterly instalments)	$26,250

Director
• equity retainer (granted annually in DSUs)	$75,000
• cash retainer (paid in quarterly instalments and prorated for partial service)	$21,875

Committee chairs (paid in quarterly instalments)
• Audit committee	$17,500
• Governance and nomination committee	$8,750
• Health, safety and environment committee	$8,750
• Human resources and compensation committee	$8,750

Attendance fees
Board and committee meetings (in person)	$1,275

By telephone	$1,275

The human resources and compensation committee reviews the compensation elements every year, taking into consideration comparative industry data, compensation best practices and independent third party advice, as appropriate. The last change to the directors’ fee schedule, prior to 2015, was in 2011 when the attendance fees were revised. Effective March 1, 2015, the fee schedule was revised in response to the low oil and gas prices and the directors fees, other than the equity retainer, were reduced by 15% and the equity retainers were reduced by 25%.

Directors no longer participate in our stock option plan. We have not granted stock options to directors since July 2005. None of the directors have any options outstanding.

Director deferred share unit (DSU) plan

We have a DSU plan for non-management directors. Directors must receive their annual base cash retainer in DSUs until they have met our share ownership guideline of five times the annual compensation, less meeting fees, within five years of joining the board. Once a director reaches the minimum requirement, they can take the annual base cash retainer in cash or DSUs. Directors can receive their meeting fees in either DSUs or cash, regardless of the level of their equity ownership.

DSUs are granted annually, generally in July, but the grant will be deferred until six days after the end of a blackout period. DSUs represent rights to cash compensation based on the value of the shares on the redemption date. DSUs vest immediately and their initial value is equal to the market value of the shares at the time the DSUs are credited to a director. DSUs earn dividend equivalents in additional DSUs, at the same rate as dividends paid on the shares, if any.

DSUs can only be redeemed when a director ceases to be a member of the board and the value is paid in cash, equal to the market value of the shares on the redemption date.

Share ownership details

All of our directors met the share ownership guideline that was in effect for 2015, except for Stella Cosby, who was appointed to the board in December 2014, and Christopher Strong, who joined the board in October 2013 and was appointed President and Chief Executive Officer in April 2015. Ms. Cosby has five years from her appointment date to meet the requirement and Mr. Strong is subject to the share ownership guidelines for executive officers. See Compensation - Director Compensation Discussion and Analysis - Philosophy and approach - Share ownership and About the nominated directors for a description of the share ownership guidelines for directors and Compensation Discussion and Analysis - Philosophy and approach - Share ownership for a description of the share ownership guidelines for executive officers.

INFORMATION CIRCULAR	29

The table below sets out the share ownership for each director as at December 31, 2015 and 2014.

Director	Year	Number of shares owned, controlled or directed	Number of DSUs held	Total number of shares owned, controlled or directed and DSUs	Guideline met (●) or investment required to meet guideline
James Saunders	2015	124,790	312,044	436,834	●
	2014	123,396	195,237	318,633
	Net change	1,394	116,807	118,201

Allen Brooks	2015	5,000	143,653	148,653	●
	2014	5,000	89,541	94,541
	Net change	—	54,112	54,112

Stella Cosby(1)	2015	—	107,286	107,286
	2014	—	18,421	18,421
	Net change	—	88,865	88,865

John Hooks	2015	—	273,360	273,360	●
	2014	—	172,337	172,337
	Net change	—	101,023	101,023

Kevin Nugent	2015	38,600	181,797	220,397	●
	2014	18,600	126,695	145,295
	Net change	20,000	55,102	75,102

Christopher Strong (2)	2015	26,600	134,113	160,713
	2014	—	99,753	126,353
	Net change	26,600	16,994	43,594

Tor Wilson	2015	—	181,167	181,167	●
	2014	—	126,081	126,081
	Net change	—	55,086	55,085

Notes:

1.	Ms. Cosby joined the board in December, 2014. She has until December, 2019 to meet the share ownership guideline.
2.	Mr. Strong joined the board in October, 2013 and became President and CEO in April, 2015. His share ownership guidelines are now in accordance with those of executive officers. See Executive Compensation Discussion and Analysis - Philosophy and approach - Share ownership for a description of the share ownership guidelines for executive officers. Total number of DSUs held include 82,759 Officer DSUs which were granted for his work with the Special Committee but were issued subsequent to his appointment as President and CEO.

30	SAVANNA ENERGY SERVICES CORP.

Director compensation table

The table below sets out the compensation earned by each director for the year ended December 31, 2015.

Name	Annual retainer Fees(3) ($)	Chairman retainer fees(3) ($)	Board meeting fees(3) ($)	Committee chair retainer fees(3) ($)	Committee meeting fees(3) ($)	Share-based awards(1) ($)	Total fees ($)	% of total Fees allocated to DSUs
James Saunders	21,875	26,250	17,250	—	6,600	90,000	161,975	100
Allen Brooks	21,875	—	15,750	8,750	13,425	75,000	134,800	56
Stella Cosby	21,875		15,750	4,250	10,425	75,000	127,300	100
John Hooks	21,875	—	17,250	4,500	22,800	75,000	141,425	100
Kevin Nugent	21,875	—	17,250	17,500	21,525	75,000	153,150	49
Christopher Strong(2)	7,708	—	7,050	—	12,150	120,000	146,908	100
Tor Wilson	21,875	—	15,975	8,750	17,700	75,000	139,300	54
Total	138,958	26,250	104,625	58,500	104,625	585,000	1,004,858	80

Notes:

1.	Directors were granted $75,000 of DSUs ($90,000 in the case of the Chairman of the Board) on an annual basis, which vest immediately. The number of DSUs granted is based on the closing price of the shares on the day before the grant date, or the five-day volume weighted average price, whichever is higher. The realized amount has been deferred until the director retires from the board, in accordance with the terms of the DSU plan.
2.	Mr. Strong’s retainer and meeting fees are for the period of January - April, 2015, the period prior to him becoming President and CEO. In addition, Mr. Strong was granted 82,759 Officer DSUs ($120,000 of Officer DSUs) for his work with the Special Committee but were issued subsequent to his appointment as President and CEO.
3.	On March 1, 2015, director’s retainers and meeting fees were reduced by 15%.

Outstanding share-based awards

The table below gives details on the DSUs outstanding for each director as at December 31, 2015.

Name	DSUs granted(1) (#)	DSUs earned(2) (#)	Total DSUs (#)	Market or payout value of DSUs as at December 31, 2015(3) ($)
James Saunders	166,027	146,017	312,044	383,814
Allen Brooks	129,368	14,285	143,653	176,693
Stella Cosby	69,085	38,201	107,286	131,962
John Hooks	147,654	125,706	273,360	336,233
Kevin Nugent	144,654	37,143	181,797	223,610
Christopher Strong (4)	104,791	29,322	134,113	164,959
Tor Wilson	147,654	33,513	181,167	222,835

Notes:

1.	Represents total DSUs granted to the relevant director as follows:

•	3,000 DSUs in each of 2006 and 2007,

•	5,000 DSUs in 2008,

•	16,584 DSUs in 2009 (except for Mr. Brooks, who was granted 9,298 DSUs in November 2009 but they were issued in January, 2010 because of a trading blackout),

•	16,921 DSUs in 2010,

•	11,287 DSUs in 2011,

•	12,870 DSUs in 2012 (except for Mr. Saunders, who received 15,444 DSUs),

•	14,815 DSUs in 2013 (except for Mr. Saunders, who received 17,778 DSUs and Mr. Strong who received 9,579 DSUs in December, 2013),

•	12,453 DSUs in 2014 (except for Mr. Saunders, who received 14,944 DSUs and Ms. Cosby who received 17,361 DSUs in December, 2014), and

•	51,724 DSUs in 2015 (except for Mr. Saunders, who received 62,069 DSUs and Mr. Strong who received 82,759 Officer DSUs for his work with the Special Committee but were issued subsequent to his appointment as President and CEO - see note 4 below).

2.	Represents total DSUs earned by the director from annual retainer fees, meeting fees, committee meeting fees and DSUs earned as dividend equivalents.

INFORMATION CIRCULAR	31

3.	Based on $1.23, the closing price of the shares on the TSX on December 31, 2015. The entire amount realized has been deferred in accordance with the terms of the DSU plan and can only be redeemed for cash when a director retires from the board.
4.	Mr. Strong was granted 82,759 Officer DSUs for his work with the Special Committee but were issued subsequent to his appointment as President and CEO, which are included in the above chart. See the Executive Compensation section for further details.

Share-based awards - Value vested or earned during the year

The table below shows the value of share-based awards (DSUs) for each non-management director that vested during the year ended December 31, 2015.

Name	Share-based awards - Value vested during the year(1)(2) ($)	Non-equity incentive plan compensation - Value earned during the year ($)
James Saunders	102,183	—
Allen Brooks	80,402	—
Stella Cosby	76,341	—
John Hooks	85,868	—
Kevin Nugent	82,644	—
Tor Wilson	82,606	—

Notes:

1.	Calculated by multiplying the number of DSUs by the closing price of the shares on the TSX on the vesting date. The entire amount realized on vesting has been deferred in accordance with the terms of the DSU plan and can only be redeemed for cash when a director retires from the board.
2.	Includes dividend equivalents, but does not include any DSUs granted to a director in lieu of taking the director’s annual retainer or meeting fees in cash.

32	SAVANNA ENERGY SERVICES CORP.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive summary

Three key priorities - execution, balance sheet preservation and people - drive our strategy and business decisions in the current low commodity price environment.

Executive leadership is key and our executive compensation is designed to attract, motivate and retain high quality executive talent.

Our executive officers have industry experience, share a passion for being nimble and entrepreneurial and also possess the drive to lead Savanna’s long-term success.

Our executive officer compensation consists of fixed pay (base salary) and variable elements (cash bonus, stock options and PSUs), and is designed to reward strong corporate and individual performance and balance our short-term goals and our long-term interests.

Linking pay to performance

We believe that variable pay is important for driving strong business results. Their value is not guaranteed, and executives realize higher pay if performance is strong. We use a combination of financial and non-financial metrics and relative performance for a robust assessment of performance.

Strategic priority	Performance metric	How it is used	Why it is important
1 Execution	• earnings before finance expenses, income taxes, depreciation, amortization, impairment losses and stock- based compensation (EBITDAS)	• core corporate performance metric under our short-term incentive	• most commonly used measure of success in our industry • core financial performance metric that serves as our quarterly scorecard • key driver to the reduction of debt
	• safety (total recordable injury frequency (TRIF))	• operational metric used to measure our safety performance under the short-term incentive plan	• differentiator used to benchmark Savanna against industry surveys and our competitors
	• relative total shareholder return (TSR)	• core performance metric under our PSU plan effective July 2015 • measures our share performance on the TSX and includes reinvested dividends	• measures shareholder value • most commonly used measure to assess relative performance

2 Balance sheet preservation	• EBITDAS • TSR	• same as above	• same as above

3 People	• safety (TRIF)	• same as above	• same as above

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The human resources and compensation committee implemented several changes to the program in 2015 to reinforce the link between pay and performance and further align the interests of our executives and shareholders:

•	Short-term incentive – corporate performance is now assessed on financial performance (EBITDAS) and operational performance (safety) with any payout dependent on achieving a financial hurdle, and

•	Long-term incentives – vesting of PSUs is based 100% on relative performance of total shareholder return (relative TSR). PSUs vest on the third anniversary from the date of grant, subject to achieving the threshold level of the relative TSR.

Based on a market review by the human resources and compensation committee, testing of previous results and the advice of an independent third party, the board is confident these changes strengthen our program and executive pay practices in general.

Aligning with shareholders’ interests

We support strong alignment of the interests of executive officers and shareholders in three ways:

•	requiring our executive officers to own equity in Savanna,

•	adjusting the target performance ranges and metrics and weightings to enhance the link between pay and corporate performance and to drive strong performance under the short-term incentive plan, and

•	using PSUs and stock options as long-term incentives to align the interests of executive officers with Savanna’s long-term business results and the interests of shareholders.

Changes in executive officers

On February 4, 2015, Mr. Mullen ceased to be President and Chief Executive Officer (CEO) of Savanna and Mr. LaMontagne was appointed Interim President and CEO from February 5, 2015 to April 29, 2015. On March 27, 2015, Mr. Cooper ceased to be the Chief Operating Officer of the Corporation. Mr. Chow ceased to be the Executive Vice President (EVP), Corporate Development effective April 23, 2015 and Mr. Draudson ceased to be EVP, Finance and Chief Financial Officer (CFO) effective April 30, 2015.

Effective April 30, 2015, there was a strategic decision to have only two executive officers. On this date Mr. Strong was appointed the President and CEO of Savanna and Mr. LaMontagne became the EVP and CFO.

All information contained in the Executive Compensation Discussion and Analysis should be read in light of these executive officer changes.

Executive pay for 2015

Overall total compensation in 2015 was lower than in 2014 because of the reduction in executive officers from six to two, as well as a salary rollback effective March 1, 2015.

Total compensation awarded to the President and CEO between April 30 and December 31, 2015 was $1,730,303 which comprised of total cash of $683,515, equity incentives of $987,964 and other compensation of $58,824. This compares to an average of $569,549 total compensation for the other named executive officers for the year.

The human resources and compensation committee believes that our current compensation structure provides an effective balance between short-term and long-term incentive compensation.

We believe the 2015 enhancements have strengthened our executive compensation program in light of the changing market conditions and the development of our business, by providing the executive officers with a competitive total compensation aligned with corporate performance and enhancing shareholder value.

34	SAVANNA ENERGY SERVICES CORP.

This next section discusses our executive compensation program and compensation decisions affecting our President and CEO, EVP and CFO, our three other most highly compensated officers in 2015 (our named executive officers or NEOs), the former President and CEO and the former EVP, Finance and Chief Financial Officer:

•	Christopher Strong, President and CEO

•	Dwayne LaMontagne, EVP and CFO

•	Aaron Mills, Vice-President and General Manager, Drilling Canada

•	Chris Gindl, Vice-President and General Manager, Production Services Canada

•	Rick Torriero, Vice-President, Finance

•	Ken Mullen, former President and CEO

•	Darcy Draudson, former EVP, Finance and CFO

All references to the committee in this section means the human resources and compensation committee of the board, unless otherwise specified.

INFORMATION CIRCULAR	35

Share performance and cost of management

How our shares have performed

The graph below shows our cumulative TSR over the past five years, assuming $100 was invested on December 31, 2010 and reinvestment of dividends, compared to a similar investment in the S&P/TSX Composite Index and the S&P/TSX Capped Energy Index.

At December 31	2010	2011	2012	2013	2014	2015
Savanna Energy Services Corp.	$100	$105	$102	$120	$48	$17
S&P/TSX Composite Index	$100	$89	$92	$101	$109	$97
S&P/TSX Capped Energy Index	$100	$83	$77	$84	$68	$50

How our compensation links to share and financial performance

The next graph shows total compensation awarded to the named executive officers over the same period compared to our cumulative TSR, and our EBITDAS for each financial year, assuming an initial investment of $100 and initial EBITDAS of $100 on December 31, 2010

36	SAVANNA ENERGY SERVICES CORP.

	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015
NEOs Compensation	$100	$102	$109	$111	$109	$86
Savanna Energy Services Corp. EBITDAS	$100	$180	$200	$194	$209	$133
Savanna Energy Services Corp. TSR	$100	$105	$102	$120	$48	$17

How our NEO compensation links to share and financial performance

While named executive officer compensation remained relatively flat from 2010 to 2014 against a general upward direction in EBITDAS, there was a marked decrease in EBITDAS, TSR and named executive officer compensation from 2014 to 2015. The change in EBITDAS and TSR corresponded with the significant decrease in the price of oil in late 2014. The change in NEO compensation is attributable to the 2015 changes in the composition of Savanna NEOs. As a result of a new focus to remove hierarchical layers and, ultimately, cost to the organization, it was determined that three former NEO roles, EVP, Business Development, EVP & Chief Operating Officer and EVP, Corporate would not be replaced in the new environment. Thus, the current composition of NEOs includes the President & CEO, EVP & CFO, being the only two executive officers, as well as VP, Finance, VP & GM, Drilling Canada and VP & GM, Production Services Canada.

There were two additional compensation measures in 2015 that impacted the year over year percentage decrease in named executive officer compensation: (1) the planned May, 2016 options grant was granted in December, 2015 in advance of potential tax changes and (2) additional long term incentive plan incentives were provided to Christopher Strong and Dwayne LaMontagne as compensation for their appointments to President & CEO and Interim President & CEO, respectively. If these two measures are removed from the annual compensation, the NEO compensation decreases from 2014 to 2015 would have been 29.2% year-over-year instead of 21%. Thus, we anticipate a further decrease in NEO compensation will be realized in 2016.

Compensation governance

Qualified and experienced committee

The board has overall responsibility for executive compensation and the human resources and compensation committee assists the board in administering our executive compensation program.

The board established the committee based on the skills and experience of each director:

	Related experience	Key details

Stella Cosby (committee chair)	• Executive officer of a public company • compensation • governance • human resources	• Vice-President of People for Cervus Equipment Corporation • Member of Institute of Corporate Directors and the Organization Development Network

John Hooks	• CEO of a public company • energy industry • strategy • governance • operations	• Chief Executive Officer and Chairman of the Board of Directors of PHX Energy Services Corp. • over 30 years of experience in the Canadian and international oilfield services industry

Kevin Nugent	• CEO of a public company • energy industry • financial

•    Member of the Board of Directors of Trican Well Service Ltd., Secure Energy Services Inc., Hifi Engineering Inc. and VentMeter Technologies Inc.

•    Former Executive Chairman of a private research, development and technology company

•    former President and Chief Executive Officer, Chief Financial Officer and Corporate Secretary of NQL Energy Services Inc.

•    Chartered Professional Accountant, CA

INFORMATION CIRCULAR	37

The board believes all three directors provide valuable insight and knowledge into executive compensation because of their work experience, and are able to exercise the impartial judgment necessary to fulfill their responsibilities as a member of the committee.

Compensation risk

The committee reviews the risks associated with our compensation policies and practices.

Our compensation expense for executive officers is less than 1% of our revenue. The committee does not believe our program encourages executives to take inappropriate or excessive risks based on the following, among other things:

•	we benchmark our compensation against our industry peers and use the same comparator group to benchmark director and executive compensation,

•	our compensation policies and practices are uniform throughout Savanna and there are no significant differences in compensation structure among the executives,

•	our compensation program is based on our business plan and long-term strategies,

•	goals and objectives are set for executive officers and align with our strategic priorities,

•	PSUs generally vest on pre-defined performance conditions with 100% based on relative share performance.

•	PSUs vest on the third anniversary from the date of grant to motivate strong performance throughout the three-year vesting period,

•	stock options are granted semi-annually to stagger vesting and diversify risk. They generally vest over three years beginning on the first anniversary to mitigate the potential for any short-term risk taking,

•	the board can use its discretion to grant incentive awards and/or adjust payouts based on corporate performance and our long-term interests,

•	our insider trading and reporting guidelines require insiders to pre-clear all trades in our securities and restrict directors, officers and other insiders from trading our securities during annual and quarterly trading blackout periods when our financial results are being prepared and have not yet been released to the public, and

•	our anti-hedging policy restricts directors, officers and other insiders from monetizing their share-based compensation or any holdings of Savanna shares.

The committee reviewed its assessment with the board, including the changes implemented in 2015.

Formal assessments

The committee also carried out the following oversight activities as part of its duties:

•	reviewed our progress against our human resources priorities,

•	assessed the President and CEO’s 2015 performance and recommended his compensation to the independent directors for approval,

•	reviewed the President and CEO’s annual performance assessment of the other executive officer and approved his compensation,

•	reviewed the compensation benchmarking methodology, the composition of our comparator group and the benchmarking data used to set target compensation levels, and

•	reviewed the granting of awards for all incentive compensation plans.

The board approves all decisions on executive officer compensation.

Our President and CEO works with human resources and the committee to determine the compensation for our other employees, including the granting of stock options and restricted share units (RSUs).

The committee also works with the board and management to review our succession plans for the President and CEO and key senior management roles. This included discussions of talent profiles and development plans for successors to all key positions and CEO succession for both a planned and unplanned vacancy.

Independent advice

The committee receives independent advice as it sees fit to assist to make decisions that are fair and sound and that our executive compensation program is competitive and supports our strategic priorities and compensation philosophy. The committee retained an external compensation consultant in 2015 to review the executive long-term incentive program.

38	SAVANNA ENERGY SERVICES CORP.

Philosophy and approach

Executive compensation at Savanna is designed to drive our success and increase shareholder value. It supports our values, development of our people, and ensures executives have a significant personal financial stake in the long-term health and growth of Savanna.

Executive compensation includes fixed and variable pay, in the form of cash and deferred compensation, and is structured to meet three objectives:

•	to attract, motivate and retain our executive leadership and focus them on implementing our business strategy and enhancing value for shareholders,

•	to reward them for achieving stated personal and business objectives and performance by setting direct compensation accordingly, and

•	to pay competitively by setting target total compensation at a level competitive with our peers.

The committee designed the program to have a strong, positive correlation between corporate performance, executive compensation and financial returns to shareholders, directly linking pay to performance and discouraging excessive or inappropriate risk taking.

Effective April 30, 2015, there was a strategic decision to have only two executive officers. On this date Mr. Strong was appointed the President and CEO of Savanna and Mr. LaMontagne became the EVP and CFO. Where applicable, this Executive Compensation Discussion and Analysis also includes a discussion of the compensation paid to our next three most highly compensated officers who are not executive officers as required pursuant to Form 51-102F6 - Statement of Executive Compensation.

Market competitiveness

We benchmark our executive compensation to be fair and competitive with the market. Total compensation for executive officers is targeted between the 50th and 75th percentile of our peer group, assuming superior performance relative to our peer group. However, actual compensation may vary, and may be lower than this range, as the committee considers our corporate performance against our strategic initiatives combined with their expertise, experience and retention risk.

About benchmarking

We benchmark our executive compensation against a peer group of 13 publicly traded companies in the oilfield services industry that are similar in size or business lines.

Based on this review, the committee set total compensation for the named executive officers for 2015 between the 50th and 75th percentile of the peer group. We also use the same group to assess our relative performance under the PSU plan and to benchmark director compensation.

2015 compensation peer group

Akita Drilling Ltd.	Precision Drilling Corporation
Calfrac Well Services Ltd.	Trican Well Service Ltd.
Canyon Services Group Inc.	Trinidad Drilling Ltd.
Cathedral Energy Services Ltd.	Total Energy Services Inc.
CWC Well Services Corp.	Western Energy Services Corp.
Ensign Energy Services Inc.	Xtreme Drilling and Coil Services Corp.
Essential Energy Services Ltd.

The committee reviews the appropriateness of the peer group from time to time and retains independent third party compensation consultants to assist with reviewing executive compensation and to recommend any structural changes to the program. Being responsive to market changes is important to our ability to attract and retain high performing executive talent to achieve our business objectives and to enhance shareholder value in the short and long term.

Peer company data includes information from market reviews of executive compensation conducted by independent third party, C.J. Howe & Associates. C.J. Howe & Associates also performed a review of our long term incentive program. For their services rendered in fiscal 2015, C.J. Howe & Associates received a fee of $5,000.

INFORMATION CIRCULAR	39

Share ownership

Named executive officers must be shareholders so they have a vested interest in our success. The President and CEO is required to hold at least three times his base salary in shares, while all other named executive officers must hold 1.5 times their base salary, and they must reach the requirement within five years of assuming the officer position by purchasing common shares or using their equity incentive awards. They can count common shares and DSUs toward meeting the guidelines and the valuation of ownership is determined as the greater of the fair market value at the date of grant or purchase and December 31, 2015.

The table below shows the share ownership for each named executive officer as at December 31, 2015. The value is based on the greater of $1.23, the closing trading price of our shares on the TSX on December 31, 2015 or the fair market value as at the date of grant or purchase.

	Share ownership guideline (as a multiple of base salary)	2015 base salary ($)	Shares (#)	DSUs (#)	Total value held ($)	Meets share ownership guidelines
Christopher Strong [1] President & CEO	3x	440,000	26,600	134,113	$448,141	No
Dwayne LaMontagne[2] EVP & CFO	1.5x	235,470	225,116	22,687	$3,957,742	Yes
Aaron Mills[3] Vice-President and General Manager, Drilling Canada	1.5x	213,236	10,691	0	$73,522	No
Chris Gindl[4] Vice-President and General Manager, Production Services Canada	1.5x	211,350	27,100	0	$78,900	No
Rick Torriero[5] Vice-President, Finance	1.5x	181,350	32,067	0	$283,210	Yes

Notes:

1.	Mr. Strong was appointed as President and CEO on April 30, 2015.
2.	Mr. LaMontagne was appointed as EVP and CFO on April 30, 2015.
3.	Mr. Mills was appointed as Vice-President and General Manager, Drilling Canada on September 19, 2012.
4.	Mr. Gindl was appointed as Vice-President and General Manager, Well Servicing Canada on October 14, 2014. Mr. Gindl was later promoted to Vice-President and General Manager, Production Services Canada on September 1, 2015.
5.	Mr. Torriero was appointed as Vice-President, Finance and has held such position since April 30, 2015.

Our planning process

Our compensation strategy supports our business objectives and strategic priorities and our commitment to being honest, open and accountable.

Corporate planning

In 2015, the Corporation made several changes to its executive team which included Mr. Mullen ceasing to be President and Chief Executive Officer, the appointment of an Interim President and Chief Executive Officer and the appointment of the Special Committee of the board to act as an advisor to the Interim President and Chief Executive Officer and to review and provide input on matters that may arise from time to time in connection with such duties on February 4, 2015. Considering the significant decreases in oil and gas prices and the change in leadership, the board determined to have the Special Committee and the Interim President and Chief Executive Officer meet bi-weekly to plan strategy, develop key initiatives and monitor execution. On April 30, 2015, Christopher Strong was appointed as President and CEO and the Interim President and Chief Executive Officer was appointed the EVP and CFO. The Special Committee remained constituted and continued to meet bi-weekly with the new executive team until May 21, 2015. The President and Chief Executive Officer developed additional strategies and key initiatives for the remainder of 2015 and 2016 which were presented to the board in a strategic planning meeting that was held in June 2015.

40	SAVANNA ENERGY SERVICES CORP.

In 2016, strategy planning meetings with the board are scheduled for May and October.

Compensation planning

A significant part of compensation planning is making sure our compensation is competitive and appropriate and reinforces shareholders’ interests.

The committee reviews our compensation program every year, and conducts a more comprehensive review of each plan and the overall program at least every three years.

The board sets the performance metrics for the incentive plans. They are incorporated into the corporate scorecard for each fiscal year and establish a strong link between pay and performance.

Compensation elements

The named executive compensation is made up of direct compensation (cash plus deferred compensation) and indirect compensation (group retirement savings and benefits). Target total compensation consists of approximately 30% fixed (base salary) and 70% at risk-compensation and benefits for Mr. Strong and Mr. LaMontagne; and approximately 50% fixed (base salary) and 50% at risk-compensation and benefits for Messrs. Mills, Gindl and Torriero.

Element	Objective and rationale	Form	Period	What the element rewards

Direct compensation

Base salary	Competitive level of compensation for fulfilling responsibilities of the position	Cash		Knowledge, expertise, experience scope of responsibilities and retention risk

Short-term Incentive (at risk)	Aligns annual performance with our business objectives and shareholder interests. Size of the pool increases or decreases based on business performance	Cash	Annual	Achievement of specific performance benchmarks

Long-term Incentive (at risk)	Promotes commitment to achieving long-term performance and business objectives	PSUs	Vests at the end of three years based on performance	Sustained performance results, share price increases and achievement of specific performance measures

	These are share-based awards, aligning the interests of executives and shareholders by promoting share ownership and strong share performance over time	RSUs	Vest over three years, one-third on each anniversary after date of grant	Retention risk

		Stock options	Granted in two tranches Vest over three years Expire at the end of five years	Sustained performance results and share price increases

Indirect compensation

Retirement savings plan

Provides a retirement savings program with a value that is consistent with industry practice

We do not have a defined benefit or defined contribution pension plan or any additional form of retirement benefits

		Registered retirement savings plan		Length of service

Perquisite allowance	Flexible allowance for activities such as club membership, financial planning and vehicle allowances	Cash	Annual	In lieu of perquisites such as membership fees associated with the personal use of clubs, vehicle allowance and financial planning

INFORMATION CIRCULAR	41

Base salary

Base salary is the foundation of executive compensation because it is a fixed level of pay that reflects the executive’s primary responsibilities, experience, expertise and retention risk.

Salaries are reviewed annually and set by comparing individual salaries to those paid to executives of companies in our peer group. We and the committee access this information through industry associations and independent sources who regularly review compensation practices in Canada.

The committee reviews executive base salaries at the beginning of every year. Any adjustments go into effect on April 1.

About our incentive plans

At-risk compensation aligns executive officer performance with our business objectives and shareholder interests.

The board grants incentive awards to executive officers at different times of the year to mitigate risk and focus management on delivering strong performance throughout the year and the entire vesting period.

Short-term incentive

Our short-term incentive is an annual cash bonus, designed to reward executive officers if we achieve or exceed specific performance benchmarks. The bonus is calculated as a percentage of base salary and uses a scorecard that measures corporate financial and safety performances.

Financial performance has the highest weighting to support our strategic priorities and to drive long-term value for shareholders. No short-term incentive will be paid out if the financial performance does not meet a minimum threshold.

Bonus Payment = (Corporate Multiplier) x (Current STIP Target x (75%+TRIF Payout %))

The weightings for corporate performance are 75% financial and 25% safety performance.

2015 metrics and weightings

			Corporate performance metrics and weightings
	Bonus range (% of base salary)	Bonus target (% of base salary)	Financial (EBITDAS)	Non-financial (Safety)
President & CEO	0% to 150%	100%	75%	25%
EVP & CFO	0% to 100%	75%	75%	25%
Vice-President and General Manager, Drilling Canada	0% to 75%	50%	75%	25%
Vice-President and General Manager, Production Services Canada	0% to 75%	50%	75%	25%
Vice-President, Finance	0% to 75%	50%	75%	25%

Assessing performance

The committee restructured the short-term incentive plan (STIP) in 2013 to reinforce the link between pay and performance. While EBITDAS is a core financial measure for Savanna and our industry, the committee introduced the safety metric under the plan because safety is a key operational component in our industry. The committee adjusted the weightings again in 2015 to remove the individual performance metric and use a corporate multiplier based solely on EBITDAS to ensure the STIP pool is within acceptable and affordable levels.

We must achieve at least the minimum (threshold) performance in order to receive higher than 0% for each metric.

The STIP payout can range from 0% to a maximum of 150% of base salary for the President and CEO; up to a maximum of 100% for the EVP and CFO and 75% for the other named executive officer.

42	SAVANNA ENERGY SERVICES CORP.

The board, on the recommendation of the committee, can use its discretion to adjust the bonuses (up or down) based on other business measures and individual performance.

Long-term incentives

A significant portion of total executive compensation is awarded as long-term incentives, designed to promote actions that have the most direct impact on our long-term business results and encourage a long-term commitment to Savanna. We believe this approach helps build shareholder value and aligns the interests of executives and shareholders.

Executive officers participate in the PSU plan and stock option plan. In 2013, we introduced the RSU plan for non-executive employees to reduce the use of stock options.

The value of the long-term incentive grows as the share price increases, and none of the incentive awards have a guaranteed minimum value.

Long-term incentive awards for executive officers are typically allocated 50% PSUs and 50% stock options. The board considers several factors when determining the amount to grant each year:

•	target compensation,

•	the impact of our share performance on shareholders,

•	market data on PSU plans,

•	other forms of long-term incentives, and

•	total compensation.

The board has sole discretion to grant PSUs and stock options in any amount and at any time subject to restrictions as approved by the shareholders and as imposed by the TSX, and generally makes its decisions only after considering recommendations by the human resources and compensation committee.

The board does not consider previous grants of long-term incentives when it grants new awards.

INFORMATION CIRCULAR	43

Performance share unit plan

In 2015, the PSU plan was revised from vesting in tranches, typically 35% on the first and second anniversary and 30% on the third anniversary based on performance conditions set by the board at the time of grant, which is usually every July, to all vesting occurring after three years.

In 2015, the board determined to use relative TSR to assess relative performance (weighted at 100%) to determine the number of PSUs that vest. This methodology directly ties the vesting and payout to the ongoing creation of shareholder value.

Performance metric - 2015

TSR (relative performance) (100%)

Change in share price over three years, plus reinvested dividends	Target: peer group median Minimum (threshold): among top 70% Vesting ranges from 0% to 200% as follows:
	Relative TSR metrics (by percentile)	% that vests
	85th - 100th	200%
	75th - 84th	175%
	65th - 74th	150%
	55th - 64th	125%
	45th-54th (median)	100%
	35th - 44th	67%
	25th - 34th	33%
	Below the 25th	0%

PSUs earn dividend equivalents during the vesting period at the same rate as dividends paid on the shares, if any. The board determines whether the award will be settled in cash or shares although it is typically paid in cash. Shares are issued from treasury or purchased by Savanna on the TSX, or a combination of both.

The cash amount is calculated using the market price of the shares (the volume weighted average trading price of the shares on the TSX for the five trading days immediately preceding the vesting date, or the closing price of the shares on the TSX the day before the vesting date, whichever is higher, multiplied by the number of PSUs that are vested).

If the shares are not listed on the TSX on the vesting date, the board has sole discretion to set the market price for the payout.

The board can extend the expiry date if the vesting date falls within a trading blackout period.

The board administers the PSU plan and, other than in respect of those matters described below and subject to the approval of the TSX, has the right to amend, modify or terminate the plan or any PSUs granted, including changing the vesting dates without shareholder approval, among other things.

Shareholder approval is required for other changes to the plan or any PSUs granted under it:

•	increasing the number of shares that may be issued according to the outstanding PSUs,

•	extending the expiry date of any outstanding PSUs,

•	allowing a holder to transfer or assign PSUs to a new beneficial holder other than for estate settlement purposes,

•	allowing non-employee directors to participate in the plan,

•	increasing the number of shares that may be issued to insiders above the restriction contained in the PSU plan, or

•	amending provisions of the PSU plan to delete any of the above matters requiring shareholder approval.

In addition, no amendment may be made to the plan or the PSUs granted under it without the consent of the holder, if it adversely affects or impairs their rights relating to any PSUs previously granted.

44	SAVANNA ENERGY SERVICES CORP.

PSUs cannot be assigned or transferred except by will or the laws of descent and distribution.

The PSU plan contains anti-dilution provisions which allow the board to make adjustments to the PSU plan, to any PSUs and to any PSU agreements outstanding as it deems appropriate to prevent dilution or expansion of the rights granted under the PSU plan.

Stock option plan

Stock options have value if the share price increases over the term of the stock option. Named executive officers, key employee contributors and consultants can receive stock option grants.

Stock options are a valuable component of total executive pay because their value is directly related to the price of the shares, aligning the interests of executive officers and shareholders. They are also a common form of incentive compensation in the oilfield services industry and are offered by many of our peers.

The board determines the award based on our corporate performance, target compensation and the anticipated contributions the board expects executives to make to our future success, as well as the committee’s recommendations. Half the award is typically granted in May and the balance in November. If there is a black out period in effect at the proposed time of grant, the stock options will only be granted six days after the end of the period.

The board sets the exercise price, term of the stock options and the vesting criteria at the time of grant, subject to the rules of the TSX. Our stock options typically have a term of five years and vest one-third on each of the first, second and third anniversaries of the date of grant. The exercise price is the volume weighted average price of the shares on the TSX for the five trading days preceding the date of grant, or the closing price of the shares on the day before the grant date, whichever is higher.

Typically the number of stock options granted to executive officers is based on a pre-determined value divided by the Black-Scholes value of each stock option. Stock options are also granted to other eligible employees based on performance, retention risk and compensation levels within the industry. In 2015, the Corporation’s share price had significantly decreased, largely as a result of low oil and gas prices and traded in the range of $3.48 to $1.01. Using the Black-Scholes model to value the stock options would have resulted in an unreasonably large number of stock options to be granted to the executive officers and other eligible employees. The committee determined to use a theoretical minimum price of $4.00 to determine a theoretical Black-Scholes value to calculate the number of stock options to grant to the named executive officers and other eligible employees.

The board also considers granting stock options to new employees on a semi-annual basis. It can also grant stock options to others who provide management or consulting services to Savanna and our subsidiaries (collectively, the Savanna Group). Stock options cannot be assigned to another person.

At our 2014 annual and special meeting, shareholders approved the change of our stock option plan from a “rolling” and “evergreen” plan to a “fixed” plan where shareholders approved a total number of shares (8,903,781) that may be issued for all of the stock options granted under the stock option plan and all other security-based compensation arrangements.

The board can amend the stock option plan at any time, as long as the TSX approves it and the change does not:

•	increase the maximum number of shares that may be optioned under the plan,

•	change the method of determining the minimum price of the option,

•	extend the grant period,

•	reduce the exercise price of any stock option previously granted,

•	allow an option holder to transfer or assign stock options to a new beneficial optionee other than in the event of death,

•	alter or impair any stock option previously granted to a participant without his or her consent, or

•	change the amendment section of the plan.

We have not reduced the exercise price of stock options previously granted. We have also not granted stock options to outside directors since July 2005.

The board can allow an option holder to surrender an unexercised stock option to us for an amount equal to the excess, if any, of the total fair market value of the shares on the date of surrender, and the exercise price. The amount can be paid in cash or shares, or a combination of both, as decided by the committee or the board.

INFORMATION CIRCULAR	45

Other plans

Deferred share unit plan

We introduced a deferred share unit plan (Officer DSU plan) in April 2007 to provide executive officers with long-term compensation that parallels share ownership in Savanna, without diluting the shares.

DSUs granted to officers (Officer DSUs) are notional shares that represent rights to cash compensation based on the share value of the shares. Officer DSUs earn dividend equivalents as additional units, at the same rate as dividends paid on the shares, if any.

The board determines the vesting period, typically at least three years; however, they cannot be redeemed until the executive leaves Savanna.

No Officer DSUs have been granted to executive officers since we introduced the PSU plan in 2010, other than Officer DSUs granted to Christopher Strong subsequent to his appointment as an executive officer, for services provided by him on the Special Committee for the period of January to April, 2015. The board does not anticipate granting Officer DSUs to executive officers in the future.

Restricted share unit plan

We introduced an RSU plan in January, 2013 as a way to attract and retain qualified employees below the executive officer level, reduce our use of stock options and to retain employees with the Savanna Group.

The board determines the vesting criteria at the time of grant, and grants awards semi-annually, on the recommendation of the committee.

RSUs vest over time, typically three years from the grant date and expire before December 31 of that year. If the expiry date falls within a previously-imposed blackout period, the expiry date is extended. The first RSUs were granted on May 15, 2013.

The number of RSUs granted is determined by dividing the grant value of an RSU by the volume weighted average trading price of the shares on the grant date, or the closing price on the day before, whichever is higher, rounded to the next whole number. If the shares are not listed for trading, the board can use its discretion to determine the market price for vesting purposes.

RSUs also earn dividend equivalents during the vesting period at the same rate as dividends paid on the shares, if any. RSUs are paid out in cash based on the volume weighted average trading price of the shares on the vesting date or the closing price on the day before, whichever is higher. Any federal, provincial or other withholding taxes or deductions are applied.

RSUs may not be assigned or transferred except by will or the laws of descent and distribution.

The board administers the RSU plan and has the right to amend, modify or terminate the RSU plan or any RSUs already granted, including amending the vesting date, among other things, without shareholder approval. The board cannot amend the plan or awards already granted without the consent of the grantee if it has an adverse effect on their rights of any RSUs previously granted.

No RSUs were granted in 2015 as the Corporation determined there was a need to preserve cash during a period of low oil and gas prices.

See Termination and change of control for more information about the incentive plans.

46	SAVANNA ENERGY SERVICES CORP.

Retirement savings plan

Named executive officers participate in our retirement savings plan where we match employee contributions for the year at a rate of $1.00 for every $1.00 contributed by the employee, based on years of service, to a maximum of 6% of their annual base salary. However, in light of industry conditions, the maximum employer matching percentage was reduced by 50% effective March 1, 2015.

Contributions vest immediately and, subject to the rules of the plan, may be invested in shares purchased on the open market. This plan is a necessary component to overall compensation so we can attract and retain qualified and experienced people. The plan features are similar to companies in our compensation peer group.

The retirement savings plan is available to all permanent full-time and part-time employees in Canada and the United States executive officers participate on the same terms as our other employees.

Other compensation

Our employee benefits program includes medical, dental, disability, life insurance and an employee assistance program.

Executive officers also receive a perquisite allowance, paid parking and an annual executive physical. These additional benefits are competitive with other companies in our industry and typically do not total more than $50,000 or 10% of each executive officer’s total salary for the fiscal year, with the exception of Mr. Strong, who also received $44,000 for housing allowance and $4,824 for relocation and spousal travel expenses.

2015 Strategy and performance

In 2014, our primary strategic focus centered on expanding our footprint in Australia, increasing our deep drilling exposure in North America (including expansion in the triple drilling rig market), and generating higher utilization rates for our North American service rig fleet and oilfield rentals business. As commodity prices started to significantly decrease toward the end of 2014 and the beginning of 2015, it was determined that the strategic focus needed to shift to the following focus.

Execution:

•	Efficient delivery and deployment of equipment constructed in 2014

•	Restructuring and right-sizing Savanna for an anticipated extended low commodity price environment

Balance Sheet Preservation:

•	Reduction of total debt

•	Sale of redundant real estate and assets that will not provide financial and operational leverage in a turn around

•	Development of strategies to reduce the risk of refinancing $175 million of high yield notes which are payable in May 2018

People:

•	Providing a safe environment for all of our employees to work

•	Development of strategies to have the right people and systems in place to enable the Corporation to be in a strong position at any commodity price level

INFORMATION CIRCULAR	47

Strategic priority	Performance metric	Why it is important	2015 target	2015 result

1 Execution	• EBITDAS - core corporate performance metric under our STIP	• most commonly used measure of success in our industry • core financial performance metric that serves as our quarterly scorecard	$75,691	$100,143

	• total recordable injury frequency (TRIF)) - operational metric for safety performance under the STIP	• differentiator used to benchmark Savanna against industry surveys and our competitors	20% reduction in TRIF and no fatalities	56% reduction in TRIF and no fatalities

2 Balance sheet preservation	• EBITDAS • TSR	• same as above	same as above	same as above

3 People	• safety (TRIF)	• same as above	same as above	same as above

2015 compensation decisions

Base salary

On March 15, 2015, the named executive officers’ salaries were rolled back by an average of 15%. Mr. Torriero and Mr. Gindl were promoted to their current roles with a salary adjustment on April 30, 2015 and September 1, 2015, respectively. There were no salary increases for the other named executive officers in 2015.

The table below indicate the named executive officers’ annual base salary as at December 31, 2014 and 2015.

	2015	2014	% change
Christopher Strong President & CEO	$440,000	n/a	n/a

Dwayne LaMontagne EVP & CFO	$235,470	$282,000	-16.5%

Aaron Mills Vice-President and General Manager, Drilling Canada	$213,236	$252,350	-15.5%

Chris Gindl Vice-President and General Manager, Production Services Canada	$211,350	$235,000	-10.1%

Rick Torriero Vice-President, Finance	$181,350	$170,000	6.7%

Short-term incentive

For the 2015 financial year, the short-term incentive metric was revised to measure the performance of corporate EBITDAS weighted at 75%, and overall safety results weighted at 25%. As well, minimum threshold levels of performance were added to the plan.

48	SAVANNA ENERGY SERVICES CORP.

Corporate Multiplier

The corporate multiplier was set based on targeted 2015 EBITDAS with the following ranges:

		Corporate
Performance Level	Budget Amount	Multiplier
EBITDAS Threshold	$69,999,999
EBITDAS Min	$70,000,000	41.0%
EBITDAS Satisfactory	$75,000,000	82.0%
EBITDAS Meets	$85,000,000	100.0%
EBITDAS Exceeds	$90,000,000	118.0%
EBITDAS Outstanding	$100,000,000	131.5%
EBITDAS Maximum	$115,000,000	150.0%

The corporate multiplier will increase/decrease between the above points on a straight line basis to a maximum of 150%. The above corporate multiplier targets were set for both executives and eligible non-executive employees. Individual bonus payments for 2015 were based on the following performance metric:

TRIF Targets

	Payout % with	Payout % without
2015 TRIF Targets	fatality	fatality
<2.7	12.5	25.0
2.70-2.99	10.0	20.0
3.00-3.29	7.5	15.0
3.30- 3.59	5.0	10.0
3.60 - 3.89	2.5	5.0
>3.89	0.0	0.0

The formula for determining the final bonus payment was as follows:

Bonus Payment = (Corporate Multiplier) x (Current STIP Target x (75%+TRIF Payout %))

INFORMATION CIRCULAR	49

For the 2015 financial year, we achieved EBITDAS at 133% of budget, resulting in 131.7% corporate multiplier. Our TRIF was 1.7 and there were no fatalities resulting in a TRIF payout of 25%.

The bonuses were paid in December 2015 with a holdback of 15% which was paid in late March, 2016. The board did not apply discretion to adjust the bonus. The board can use its discretion to adjust the bonuses (up or down) based on other business measures and individual performance.

The table below sets out the bonus range, performance benchmark weightings and actual bonus awarded to each named executive for fiscal 2015.

2015 STIP awards

			Performance benchmarks and weightings
	Bonus range (% of base salary)	Bonus target (% of base salary)	Financial (EBITDAS)	Non-financial		2015 bonus	2015 bonus (% of base salary)
				(Safety)	(Individual)
Christopher Strong President & CEO	0% to 150%	100%	75%	25%	0%	$388,515	131.7%
Dwayne LaMontagne EVP & CFO	0% to 100%	75%	75%	25%	0%	$286,575	98.8%
Aaron Mills Vice-President and General Manager, Drilling Canada	0% to 75%	50%	75%	25%	0%	$145,864	65.8%
Chris Gindl Vice-President and General Manager, Production Services Canada	0% to 75%	50%	75%	25%	0%	$138,436	65.8%
Rick Torriero Vice-President, Finance	0% to 75%	50%	75%	25%	0%	$114,749	65.8%

PSU vesting and payouts

2012 grants

For PSUs granted in 2012, vesting in each of the subsequent years is based on the actual ROCE result achieved that year compared to the long-term target ROCE of 11%, which was set based on the long-term weighted average cost of capital expected in the oilfield services industry at that time.

Calculating our ROCE for 2014

EBITDAS	=	$157,885,000	=	14.8% ROCE
Net property, plant and		$1,066,415,000
equipment

Based on the metrics established at the time of grant, the final tranche of the 2012 PSU grants vested in July 2015, at a payout multiplier of 100% since ROCE was above target based on our 2014 year-end results. The payout amounts include dividend equivalents received during the vesting period.

Payouts were delayed until August 13, 2015 due to a trading blackout.

50	SAVANNA ENERGY SERVICES CORP.

	PSUs that vested (30%) plus dividends earned (#)	PSUs and dividends that are forfeited (0%) (#)	Payout price ($)	2015 payout ($)
Christopher Strong	n/a	n/a	n/a	n/a
Dwayne LaMontagne	9,485	0	$1.45	$13,753
Aaron Mills	n/a	n/a	n/a	n/a
Chris Gindl	n/a	n/a	n/a	n/a
Rick Torriero	n/a	n/a	n/a	n/a

2013 grants

ROCE was 14.8% for 2014, compared to a target of 17.5%. Our TSR was -56%, ranking in the 10th decile of our peer group. The second tranche of the 2013 PSU grants vested in July 2015 at 51.94%, based on our 2014 ROCE and relative TSR.

Payout to Mr. LaMontagne was delayed until August 13, 2015 due to a trading blackout.

	PSUs that vested (35%) plus dividends earned (#)	PSUs and dividends that are forfeited (48.06%) (#)	Payout price ($)	2015 payout ($)
Christopher Strong	n/a	n/a	n/a	n/a
Dwayne LaMontagne	6,288	5,819	$1.45	$9,118
Aaron Mills	n/a	n/a	n/a	n/a
Chris Gindl	n/a	n/a	n/a	n/a
Rick Torriero	n/a	n/a	n/a	n/a

2014 grants

ROCE was 14.8% for 2014, compared to a target of 17.5%. Our TSR was -56%, ranking in the 10th decile of our peer group. The first tranche of the 2014 PSU grants vested in July 2015 at 51.94%, based on our 2014 ROCE and relative TSR.

Payout was made on August 15, 2015 to Mr. LaMontagne.

	PSUs that vested (35%) plus dividends earned (#)	PSUs and dividends that are forfeited (48.06%) (#)	Payout price ($)	2015 payout ($)
Christopher Strong	n/a	n/a	n/a	n/a
Dwayne LaMontagne	5,032	4,656	$1.46	$7,346
Aaron Mills	n/a	n/a	n/a	n/a
Chris Gindl	n/a	n/a	n/a	n/a
Rick Torriero	n/a	n/a	n/a	n/a

New long-term incentive awards

A 2015 long-term incentive award was granted to the executive officers, consisting of 50% stock options and 50% PSUs. 50% of the stock options were granted in May and the balance in December 2015. Mr. Strong received 400,000 stock options and 150,000 PSUs in May, 2015 upon commencement of his employment as President and CEO. Mr. LaMontagne received an additional 80,000 stock options in March 2015 upon acceptance of the role as

INFORMATION CIRCULAR	51

Interim President and CEO. All other named executive officers received 100% of their long-term incentive awards in stock options, which were granted in May and December 2015.

The board determined to accelerate the grant of the May, 2016 stock options due to anticipated changes in the tax laws affecting stock options. These stock options will vest in May, 2017, May, 2018 and May, 2019 and expire on December 15, 2020.

	March stock options (#)	May stock options (#)	December 2 stock options (#)	December 15 stock options (#)	May PSUs (#)	August PSUs (#)
Christopher Strong	n/a	400,000	147,321	147,321	150,000	227,586
Dwayne LaMontagne	80,000	94,420	94,420	94,420	n/a	145,862
Aaron Mills	n/a	83,797	32,813	34,782	n/a	n/a
Chris Gindl	n/a	76,799	33,482	33,482	n/a	n/a
Rick Torriero	n/a	90,480	40,480	53,271	n/a	n/a

Compensation realized vs. compensation “at risk”

The summary compensation table (SCT) sets out the compensation awarded to the named executive officers in 2015, however the total amount may not actually be realized.

This is because they receive a combination of fixed and at-risk pay. At-risk pay is not guaranteed - its ultimate value depends on several factors, including the achievement of performance goals, the passage of time and the price of the shares, among other things.

The total compensation awarded to the named executive officers in 2015, as reported in the summary compensation table, was $4,981,724 compared to actual compensation earned of $2,412,462. The total actual compensation cost after-tax (based on an income tax rate of 40%) represents approximately 1.45% of our EBITDAS for the year.

Name and principal position	Salary SCT and actual ($)	Share-based awards ($)		Option-based awards ($)		Non-equity incentive plan compensation(5) ($)	All other compensation(6)	Total compensation ($)
		SCT(1) ($)	Actual(2) ($)	SCT(3) ($)	Actual(4) ($)	Annual incentive plans		SCT(7) ($)	Actual(8) ($)
Christopher Strong	295,000	636,000	Min: nil	351,964	Min: nil	388,515	58,824	1,730,303	742,339
President & CEO			Max: TBD		Max: TBD
Dwayne LaMontagne	290,130	211,500	Min: nil	159,611	Min: nil	286,575	37,967	985,783	614,672
EVP & CFO			Max: TBD		Max: TBD
Aaron Mills	221,510	n/a	Min: nil	75,905	Min: nil	145,864	21,944	465,223	389,318
Vice-President and			Max: TBD		Max: TBD
General Manager, Drilling
Canada
Chris Gindl	210,230	n/a	Min: nil	71,526	Min: nil	138,436	15,425	435,617	364,091
Vice-President and			Max: TBD		Max: TBD
General Manager,
Production Services
Canada
Rick Torriero	174,258	n/a	Min: nil	89,530	Min: nil	114,749	13,034	391,571	302,042
Vice-President, Finance			Max: TBD		Max: TBD

Notes:

1.	Represents PSUs granted to executive officers in May, 2015 at a price of $2.04; and in August 2015 at a price of $1.45.
2.	PSUs only vest if we achieve a minimum TSR of 25th percentile, weighted at 100%. If we do not achieve the performance goals, the executive officers may not realize any value from these PSUs.
3.	Represents the number of stock options granted in 2015, at a price of $2.22 for stock options granted on March 13, 2015; $2.04 for stock options granted on May 14, 2015; $1.30 for stock options granted on December 2, 2015; and $1.19 for stock options granted on December 15, 2015. We typically use the Black-Scholes option pricing model to account for stock options, and determine the fair value of the stock options on the grant date and record it as compensation expense over the vesting period. The Black-Scholes model is an industry-accepted valuation method.

52	SAVANNA ENERGY SERVICES CORP.

4.	Stock options vest over time based on a vesting schedule determined by the board at the time of grant. The named executive will forfeit the stock options if he is not a Savanna employee on the vesting date. There is no guarantee that the stock options will be in-the-money when they vest, or at any time up until they expire. Any value that the named executive actually receives may vary substantially.
5.	Non-equity incentive plan compensation is the 2015 cash bonus awarded to the named executive based on corporate performance for the year. Approximately 85% of the cash bonus was paid in December, 2015 with the balance paid in late March, 2016.
6.	Represents the value of other compensation received by the named executive officers, consisting of retirement savings plan contributions, perquisite allowances, housing allowance, parking and an annual executive physical. With the exception of Mr. Strong, the value of other compensation, excluding the retirement savings contributions which are available to all employees, did not total more than $50,000 or 10% of each named executive officer’s total salary for the financial year. The named executive officers received the following retirement savings contributions for 2015: $10,478 for Mr. LaMontagne, $8,101 for Mr. Mills, $3,560 for Mr. Gindl, and $5,065 for Mr. Torriero. For perquisite allowance, Mr. Strong received $10,000 and Mr. LaMontagne received $18,000 for the year. Mr. Strong also received $44,000 for housing allowance and $4,824 for relocation and spousal travel allowances.
7.	Represents the amount that would be received by the named executive officers assuming that the full amount of PSUs had vested at the grant prices.
8.	Represents the actual value realized by the named executive officers as at December 31, 2015 from base salary, short-term incentives and other compensation. While it is possible that the named executive officers may realize additional amounts when the stock options and PSUs vest, we have not included them because their value is uncertain.

Named Executive Officer profiles

On February 4, 2015, Mr. Ken Mullen ceased to be President and CEO of Savanna and Mr. Dwayne LaMontagne was appointed Interim President and CEO. Mr. Darcy Draudson ceased to be EVP, Finance and CFO on April 30, 2015.

On April 30, 2015, Mr. LaMontagne ceased to be the Interim President and CEO of Savanna and became the EVP and CFO. Mr. Christopher Strong was appointed President and CEO on April 30, 2015.

Christopher Strong	Age 57	Calgary, Alberta, Canada

President and CEO (since April 30, 2015)	Mr. Strong joined Savanna as a director in 2013. On April 30, 2015, Mr. Strong was appointed as President and CEO. He spent most of his career in the oilfield services sector and held the position of President and Chief Executive Officer for Union Drilling, Inc., a publicly traded (NASDAQ) contract drilling services company that operated 53 rigs in the United States prior to its sale in late 2012. Mr. Strong received a BA from Vassar College, an MBA from the Wharton School of Business and an MA from the University of Pennsylvania.

Compensation	2015	2014	% change
Base salary	$295,000	n/a	n/a
Short-term incentive	$388,515	n/a	n/a
PSUs	$636,000	n/a	n/a
Stock options	$351,964	n/a	n/a

Total direct compensation	$1,671,479	n/a

Benefits	$58,824	n/a	n/a

Total compensation	$1,730,303	n/a	n/a

Share ownership (as at March 31, 2016)
Common DSUs shares (#) DSUs vested (#) unvested (#)		Total (#)
100,000 51,354 82,759		234,113

INFORMATION CIRCULAR	53

Dwayne LaMontagne	Age 49	Cochrane, Alberta, Canada

EVP and CFO (since April 30, 2015)	Mr. LaMontagne joined Savanna in 2006 through the merger with Western Lakota Energy Services where he served as CFO. He has held various positions in accounting and finance including management positions with Ernst & Young Chartered Accountants, Vista Energy Inc. and Best Pacific Resources Ltd. He was Interim President and CEO of Savanna between February 2015 and April 2015. Prior to that, he was the EVP and Chief Development Officer. Mr. LaMontagne received a B.Admn. at the University of Regina and is a Chartered Professional Accountant, CA.

Compensation	2015	2014	% change
Base salary*	$290,130	$282,000	2.9%
Short-term incentive	$286,575	$126,505	126.5%
PSUs	$211,500	$211,502	0%
Stock options	$159,611	$211,501	-0.25%
Total direct compensation	$947,816	$831,507
Benefits	$37,967	$42,984	-11.7%
Total compensation	$985,783	$874,492

Share ownership (as at March 31, 2016)
Common shares (#) DSUs vested (#)		Total (#)
234,846 22,687		257,533
*Mr. LaMontagne’s base salary was increased to $440,000 per annum while he was the Interim President and CEO from February 4, 2015 to April 30, 2015.

Aaron Mills	Age 41	Calgary, Alberta, Canada

Vice-President and General Manager, Drilling Canada (officer since September 2012)	Mr. Mills started in the oil patch in 1994. He worked as a floor hand and gained experience and knowledge in the drilling business. He worked for Ensign Energy Services Inc., Precision Drilling Corporation and Fleet Coil Technologies Corp. prior to joining the Savanna Group in 2002 where he gained experience as a Field Superintendent and later as Operations Manager for the hybrid business in 2007. He was promoted to Director Operations for the combined integrated drilling organization (hybrid and conventional) in January, 2012. Mr. Mills was promoted to his current position as Vice President and General Manager, Canadian Drilling in September, 2012. Mr. Mills completed the Ivey Management Development program as well as numerous executive leadership and financial programs.

Compensation	2015	2014	% change
Base salary	$213,236	$248,364	-14.1%
Short-term incentive	$145,864	$92,510	57.7%
RSUs	n/a	$42,977	-100.0%
Stock options	$75,905	$42,979	0.77%
Total direct compensation	$443,279	$426,830
Benefits	$21,944	$28,782	-23.7%
Total compensation	$465,223	$455,612

Share ownership (as at March 31, 2016)
Common shares (#)		Total (#)
10,691		10,691

54	SAVANNA ENERGY SERVICES CORP.

Chris Gindl	Age 43	Calgary, Alberta, Canada

Vice-President and General Manager, Production Services Canada (officer since October 2014)	Mr. Gindl joined Savanna as Vice President and General Manager, Canada Well Servicing on October 14, 2014, and was promoted to his current role in September 2015. He has had a varied background in the energy business gaining leadership experience in operations, business development and investment banking and finance. He worked for Precision Drilling Corporation, Tarpon Energy Services Ltd., Strad Energy Services Ltd. and with AltaCorp Capital Inc. and Dundee Securities Inc. He also has obtained international oil patch exposure in Ecuador. Prior to joining Savanna, Mr. Gindl was Vice President, Business Development at Strad Energy Services Ltd. For two years. Mr. Gindl is an active member of the Canadian Oilmen’s Association. He has his BA from the University of Calgary.

Compensation	2015	2014	% change
Base salary	$210,230	$44,288	374.7%
Short-term incentive	$138,436	$11,230	1133.2%
RSUs	n/a	17,627	-100.0%
Stock options	$71,526	$17,625	305.8%
Total direct compensation	$420,192	$90,770
Benefits	$15,425	$533	2794.0%
Total compensation	$435,617	$91,303
Share ownership (as at March 31, 2015)
Common shares (#)		Total (#)
27,100		27,100

Rick Torriero	Age 37	Calgary, Alberta, Canada

Vice-President, Finance (officer since May, 2015)	Mr. Torriero joined Savanna through the 2006 merger with Western Lakota Energy Services Inc. where he was their Controller. He held various positions in accounting and finance including Director of Accounting and Finance since August, 2011. Mr. Torriero graduated from Simon Fraser University in 2001 with a BBA and is a Chartered Professional Accountant, CA.

Compensation	2015	2016	% change
Base salary	$174,258	$167,500	4.0%
Short-term incentive	$114,749	$26,790	328.3%
RSUs	n/a	25,126	-100.0%
Stock options	$89,530	$25,125	256.3%
Total direct compensation	$378,537	$244,541
Benefits	$13,034	$15,305	-14.8%
Total compensation	$391,571	$259,846
Share ownership (as at March 31, 2016)
Common shares (#)		Total (#)
32,067		32,067

INFORMATION CIRCULAR	55

2015 Compensation details

Summary compensation table

The table below shows the compensation awarded to each named executive for the fiscal years ended December 31, 2013, 2014 and 2015. The total compensation shown for each named executive may not actually be realized.

			Share-based	Option-based	Non-equity incentive	All other	Total
		Salary(1)	awards(2)	awards(3)	plan compensation(4) ($)	compensation(5)	compensation
	Year	($)	($)	($)	Annual incentive plans	($)	($)
Ken Mullen	2015	42,552	0	0	25,940	1,856,102	1,924,594
Former President & CEO	2014	444,000	332,996	332,999	270,521	54,129	1,434,645
	2013	444,000	332,998	333,015	270,884	53,999	1,434,896

Christopher Strong	2015	295,000	636,000	351,964	388,515	58,824	1,730,303
President & CEO	2014	n/a	n/a	n/a	n/a	n/a	n/a
	2013	n/a	n/a	n/a	n/a	n/a	n/a

Darcy Draudson	2015	87,137	0	0	46,855	837,904	971,896
Former EVP, Finance & CFO	2014	282,000	211,502	211,501	126,505	44,409	875,917
	2013	282,000	211,498	211,509	137,644	44,279	886,930

Dwayne LaMontagne	2015	290,130	211,500	159,611	286,575	37,967	985,783
EVP & CFO	2014	282,000	211,502	211,501	126,505	42,984	874,492
	2013	282,000	211,498	211,509	137,644	44,780	887,430

Aaron Mills	2015	221,510	0	75,905	145,864	21,944	465,223
Vice-President and	2014	248,364	42,977	42,979	92,510	28,782	455,612
General Manager, Drilling
Canada	2013	245,000	40,424	38,047	108,110	22,925	454,506

Chris Gindl	2015	210,230	0	71,526	138,436	15,425	435,617
Vice-President and	2014	44,288	17,627	17,625	11,230	533	91,303
General Manager,
Production Services	2013	n/a	n/a	n/a	n/a	n/a	n/a
Canada

Rick Torriero	2015	174,258	0	89,530	114,749	13,034	391,571
Vice-President, Finance	2014	167,500	25,126	25,125	26,790	15,305	259,846
	2013	165,000	25,981	25,657	54,000	15,180	284,323

Notes:

1.	On March 1, 2015, the named executive officers’ salaries were rolled back by an average of 15%. Mr. Torriero and Mr. Gindl were promoted to their current roles with a salary adjustment on April 30, 2015 and September 1, 2015, respectively. There were no salary increases for the other named executive officers in 2015.
2.	We calculate the grant date fair value (a theoretical-expected value of the award) of PSUs on the grant date by multiplying the number of PSUs by the volume weighted average price of the shares on the TSX for the five trading days immediately preceding the grant date, or the closing price of the shares on the day before the grant date, whichever is greater.
3.	We calculate the grant date fair value of stock option awards using the Black-Scholes option pricing model on the grant date based on the following assumptions, and record it as compensation expense over the vesting period:

	Risk-free rate	Expected life	Expected annual dividend yield	Expected volatility
2015	0.74 to 1.1%	2.95 to 3.4 years	$0.00	36 to 44%
2014	1.5 to 1.6%	3 to 3.5 years	$0.04	34 to 36%
2013	1.3 to 1.7%	3 to 5 years	$0.05	42 to 50%

4.	The annual incentive is a cash bonus based on corporate performance and individual performance for the year.
5.	The value of all other compensation includes retirement savings plan contributions, perquisite allowances, housing allowances, relocation allowances, parking, severance and the cost of an annual physical. The value excluding housing allowance, relocation allowance, severance and retirement savings contributions to the named executive officers did not total more than $50,000 or 10% of their total salary for the financial year. Mr. LaMontagne received a perquisite allowance of $18,000 per year. Mr. Strong received $44,000 for housing allowance, $4,824 for relocation allowance and $10,000 for perquisite allowance in 2015. Mr. Mullen and Mr. Draudson received severance of $1,820,639 and $825,192 respectively.

56	SAVANNA ENERGY SERVICES CORP.

The table below shows retirement savings contributions received by each named executive.

	Ken Mullen	Darcy Draudson	Christopher Strong	Dwayne LaMontagne	Aaron Mills	Chris Gindl	Rick Torriero
2015	$2,553	$4,024	$0	$10,478	$8,101	$3,560	$5,065
2014	$26,640	$16,920	n/a	$16,920	$14,902	$0	$8,375
2013	$26,640	$16,920	n/a	$16,920	$14,700	n/a	$8,250

Incentive plan awards

Outstanding share-based and option-based awards

The table below sets out each named executive officer’s outstanding option-based and share-based awards at December 31, 2015.

	Option-based awards(1)					Share-based awards (Officer DSUs, PSUs and RSUs) (1)
Name	Number of securities underlying unexercised options (#)		Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(2)	Number of shares or units of shares that have not vested (#)(3)		Market or payout value of share- based awards that have not vested ($)(4)	Market or payout value of vested share-based awards not paid out or distributed(4) ($)
Christopher Strong	400,000	(5)	2.04	May 14, 2020	0	460,345	(5)	566,224	63,165
	147,321		1.30	December 2, 2020	0
	147,321		1.19	December 15, 2020	5,893
Dwayne LaMontagne	26,786		9.23	July 21, 2016	0	174,212		214,281	0
	29,952		8.24	November 21, 2016	0
	38,879		7.60	May 22, 2017	0
	62,946		6.70	November 14, 2017	0
	56,046		7.07	May 15, 2018	0
	57,787		7.83	December 3, 2018	0
	61,483		8.69	May 14, 2019	0
	116,209		5.86	November 13, 2019	0
	80,000	(6)	2.22	March 13, 2020	0
	94,420		2.04	May 14, 2020	0
	94,420		1.30	December 2, 2020	0
	94,420		1.19	December 15, 2020	3,777
Aaron Mills	18,000		9.23	July 21, 2016	0	6,370		7,835	0
	15,000		8.24	November 21, 2016	0
	20,000		7.60	May 22, 2017	0
	25,000		6.70	November 14, 2017	0
	9,739		7.07	May 15, 2018	0
	12,049		7.83	December 3, 2018	0
	10,683		8.69	May 14, 2019	0
	27,038		5.86	November 13, 2019	0
	83,797		2.04	May 14, 2020	0
	32,813		1.30	December 2, 2020	0
	34,782		1.19	December 15, 2020	1,391

INFORMATION CIRCULAR	57

	Option-based awards(1)				Share-based awards (Officer DSUs, PSUs and RSUs) (1)
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(2)	Number of shares or units of shares that have not vested (#)(3)	Market or payout value of share- based awards that have not vested ($)(4)	Market or payout value of vested share-based awards not paid out or distributed(4) ($)
Chris Gindl	19,368	5.86	November 13, 2019	0	2,078	2,556	0
	76,799	2.04	May 14, 2020	0
	33,482	1.30	December 2, 2020	0
	33,482	1.19	December 15, 2020	1,339
Rick Torriero	15,000	9.23	July 21, 2016	0	3,792	4,664	0
	15,000	8.24	November 21 , 2016	0
	15,000	7.60	May 22, 2017	0
	15,000	6.70	November 14 , 2017	0
	7,214	7.07	May 15, 2018	0
	6,762	7.83	December 3, 2018	0
	7,195	8.69	May 14, 2019	0
	14,011	5.86	November 13, 2019	0
	90,480	2.04	May 14, 2020	0
	40,480	1.30	December 2, 2020	0
	53,271	1.19	December 15, 2020	2,131

Notes:

1.	These are unexercised stock options granted between 2011 and 2015 and unvested PSUs and RSUs granted in 2013, 2014 and 2015.
2.	Based on the difference between $1.23, the closing price of the shares on the TSX on December 31, 2015 and the exercise price of any stock options that are in-the-money.
3.	All of the named executive officers’ DSUs have vested with the exception of Mr. Strong’s Officer DSUs granted in 2015, which vest over three years. For Mr. LaMontagne, the amount represents 30% of the number of PSUs granted on July 12, 2013, 65% of PSUs granted on August 15, 2014, and 100% of PSUs granted on August 13, 2015. For Messrs. Mills, Gindl and Torriero, the amount represents 33% of the number of RSUs granted on May 15, 2013 and December 3, 2013; and 67% of RSUs granted on May 14, 2014 and November 13, 2014.
4.	Based on $1.23, the closing price of the shares on the TSX on December 31, 2015.
5.	Includes Mr. Strong’s grant of 82,759 Officer DSUs related to his role of chair of the special committee, 400,000 stock options and 150,000 PSUs upon his joining Savanna as President and CEO. Market or payout value of vested share-based awards not paid out or distributed are the value of 51,354 DSUs awarded to Mr. Strong while he was a non-executive director of the Corporation.
6.	Represents Mr. LaMontagne’s grant of 80,000 stock options upon acceptance of the role as Interim President and CEO.

Incentive plan awards - Value vested or earned during the year

The table below shows the value of each named executive officer’s option-based awards and share-based awards that vested during the year ended December 31, 2015 and the value of non-equity incentive plan compensation earned during the year.

Name	Option-based awards - Value vested during the year(1) ($)	Share-based awards - Value vested during the year(2) ($)	Non-equity incentive plan compensation - Value earned during the year(3) ($)
Christopher Strong	0	0	388,515
Dwayne LaMontagne	0	30,218	286,575
Aaron Mills	0	6,646	145,864
Chris Gindl	0	1,351	138,436
Rick Torriero	0	4,158	114,749

Notes:

1.	Calculated based on the difference between the closing price of the shares on the TSX on the vesting date and the exercise price of the stock options.

58	SAVANNA ENERGY SERVICES CORP.

2.	Calculated by multiplying the number of each named executive officer’s DSUs, PSUs and RSUs vested by the closing price of the shares on the TSX on the vesting date. The amount each named executive realized when his DSUs vested has been deferred in accordance with the terms of the DSU plan, and is only redeemed for cash when the executive retires or is terminated from Savanna.
3.	Represents cash bonuses earned by the named executive officers for fiscal 2015.

Incentive plan awards - Value realized or expired during the year

The table below shows the value of each named executive officer’s option-based awards and share-based awards that were exercised and realized or unrealized and expired during the year ended December 31, 2015.

Name	Option-based awards - Value realized during the year(1) ($)	Share-based awards - Value realized during the year(2) ($)	Option-based awards - Value unrealised and expired during the year(3) ($)	Share-based awards - Value unrealised and expired during the year(4) ($)
Christopher Strong	0	0	0	0
Dwayne LaMontagne	0	30,218	0	0
Aaron Mills	0	6,646	0	0
Chris Gindl	0	1,351	0	0
Rick Torriero	0	4,158	0	0

Notes:

1.	Calculated based on the difference between the fair market price of the shares on the TSX on the exercise date and the grant price of the stock options. None of the named executive officers exercised stock options in 2015.
2.	Calculated by multiplying the number of PSUs and RSUs vested and realized by the fair market price of the shares on the vesting date. The fair market price is the value of the greater of: (i) the volume weighted average price of the shares for the five trading days preceding the date of grant; or (ii) the closing trading price of the shares on the day before the vesting date of the applicable awards.
3.	Calculated based on the difference between the closing price of the shares on the TSX on the expiry date and the grant price of the stock options.
4.	Calculated by multiplying the number of DSUs, PSUs and RSUs unrealized and expired by the market closing price of the shares on the TSX of $1.23 as at December 31, 2015.

Securities authorized for issue under equity compensation plans

The table below gives details about the equity securities authorized for issue under our stock option plan and PSU plan as at December 31, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	5,745,445	$3.57	2,814,178
Equity compensation plans not approved by securityholders	—	—	—
Total	5,745,445	$3.57	2,814,178
Percentage of issued and outstanding shares	6.36%		3.12%

Notes:

1.	Weighted average exercise price refers only to the weighted average exercise price of the 5,195,476 options outstanding. We also have 549,969 PSUs outstanding which have no exercise price. See “Executive Compensation Executive Discussion and Analysis - About our incentive plans - Long-term incentives - Performance share unit plan”.

As at December 31, 2015, we had 90,251,243 shares outstanding.

INFORMATION CIRCULAR	59

Unless otherwise approved by shareholders, the total number of shares that may be issued for PSUs or stock options granted under all security-based arrangements is limited to:

•	a maximum of 8,903,781 shares,

•	10% to all insiders (as defined by the TSX) in any one-year period, and

•	10% to all insiders at any time.

No one can hold stock options that may be exercised for more than 5% of the total shares issued and outstanding.

There is no limit on the number of PSUs that can be issued to an insider.

The table below gives details about the number of shares under our PSU plan and stock option plan at the end of 2015 and as of March 31, 2016.

	As of December 31, 2015
Number of stock options and PSUs available for grant under the stock option plan and PSU plan	2,814,178
Number of stock options issued in 2015 under the stock option plan	3,692,567
Number of PSUs issued in 2015 under the PSU plan	523,448
2015 Burn rate (number of stock options and PSUs granted in 2015, expressed as a percentage of the shares issued and outstanding as at December 31, 2015)	4.67%

	As of March 31, 2016
Number (%) of shares issued and outstanding to be issued when outstanding stock options under the stock option plan are exercised	4,987,938	(5.5%)
5,092,145 (5.6%) of shares issued by stock options exercised since the first stock options were exercised in November 2003
Number (%) of shares issued and outstanding to be issued when PSUs vest	549,969	(0.6%)
Number (%) of our issued and outstanding shares still available for issue under the stock option plan and PSU plan	3,021,716	(3.3%)

The graphs below show the status of our total 90,251,243 shares outstanding as at December 31, 2015.

60	SAVANNA ENERGY SERVICES CORP.

Termination and change of control

We have employment agreements with each of Messrs. Strong, LaMontagne and Mills.

The employment agreement for Mr. LaMontagne was effective as of January 1, 2010. Mr. Mills’ employment agreement was effective as of October 1, 2012 and Mr. Strong’s took effect on April 30, 2015, the date he was hired.

The table below sets out the termination and change of control provisions in their employment agreements. When stock options expire, it is deemed to be at 4 p.m. (Mountain time) on the date specified.

Termination event	Action
Resignation	• 60 days’ notice required
• all salary and benefit programs end
• vested stock options must be exercised within 30 days (per stock option agreement)
• Officer DSUs must be redeemed within 120 days (per Officer DSU agreement)
• Director DSUs must be redeemed within 120 days (per Director DSU agreement)
• unvested PSUs are forfeited on date of resignation (per PSU plan)
• unvested RSUs will be terminated and forfeited on date of resignation

Retirement	• all salary and benefit programs end
• vested stock options must be exercised within 60 days (per stock option agreement)
• Officer DSUs must be redeemed within 120 days (per Officer DSU agreement)
• Director DSUs must be redeemed within 120 days (per Director DSU agreement)
• unvested PSUs are forfeited six months from date of retirement or on the PSUs expiry date (whichever is earlier) (per PSU plan)
• unvested RSUs will be terminated and forfeited on date of retirement

Death	• all salary and benefit programs end
• annual incentive bonus and perquisite allowance earned up to the date of death is paid on a pro rata basis
• vested stock options must be exercised by estate within 60 days after the date of death (per stock option agreement)
• Officer DSUs must be redeemed by estate within 120 days (per Officer DSU agreement)
• Director DSUs must be redeemed by estate within 120 days (per Director DSU agreement)
• unvested PSUs are forfeited six months from the date of death or the PSUs’ expiry date (whichever is earlier) (per PSU plan)
• unvested RSUs will vest on the date of death and paid to the beneficiary
• tax preparation services in relation to Mr. Strong’s employment as an employee with Savanna

Termination without cause	• payment of severance benefit equal to base salary and perquisite allowance for 12 months for Messrs. Strong and Mills and 18 months for Mr. LaMontagne
• annual incentive bonus is paid on a pro rata basis to date of termination
• annual incentive bonus for the severance period as set out above based upon the average of the last three completed fiscal years
• payment for loss of benefits equal to 15% of base salary for the severance period as set out above
• all stock options will vest on date of termination and must be exercised within 60 days (per employment and stock option agreements)
• all Officer DSUs vest immediately and must be redeemed within 120 days (per employment and Officer DSU agreements)
• Director DSUs must be redeemed within 120 days (per Director DSU agreement)

•    PSUs vest on the date of termination based on performance metric governing the immediately prior vesting conditions as if it would have vested as a result of the passage of time during the notice period as set out above (per PSU plan).

• unvested RSUs will be terminated and forfeited on date of termination
• payment of $20,000 associated with relocation cost to the United States and tax preparation services is available to Mr. Strong

Termination for cause	• the definition of cause is more extensive than the common law definition
• all salary and benefit programs end on the date of termination
• annual incentive bonus is not paid
• vested stock options must be exercised within 30 days (per stock option agreement)
• Officer DSUs must be redeemed within 120 days (per Officer DSU agreement)
• Director DSUs must be redeemed within 120 days (per Director DSU agreement)
• PSUs are forfeited on date of termination (per PSU plan)
• unvested RSUs will be terminated and forfeited on date of termination

INFORMATION CIRCULAR	61

Termination event	Action
Change of control

•    payment equal to base salary and perquisite allowance for 18 months for Mr. LaMontagne and 12 months for Messrs. Strong and Mills (who are only entitled to the payment in the event of Good Reason (as defined in their employment agreements)

• annual incentive bonus is paid on a pro rata basis to date of change of control
• annual incentive bonus for the notice period as set out above based upon the average of the last three complete fiscal years
• payment for loss of benefits equal to 15% of base salary for the notice period as set out above
• all stock options vest immediately and must be exercised within 90 days (per stock option agreement)
• all Officer DSUs vest immediately and must be redeemed within 90 days (per Officer DSU agreements)
• Director DSUs must be redeemed within 120 days (per Director DSU agreement)

•    PSUs vest on the date immediately prior to the date the change of control is completed based on performance metric governing the immediately prior vesting conditions as if it would have vested as a result of the passage of time during the notice period as set out above (per PSU plan).

• unvested RSUs will vest immediately prior to the date upon which a Change of Control is completed

Change of control benefit

If there is a sale or an acquisition, amalgamation, arrangement or merger of more than 50% of our common shares by an acquirer or successor in a take-over bid (20% with respect to a bona fide formal bid for the purposes of the stock option agreements), Mr. LaMontagne can trigger a severance payment of 18 months.

If, in addition to a change of control, there is a material reduction in total compensation entitlements or material changes to duties, reporting structure or responsibilities or a change in location of employment, Messrs. Strong and Mills can trigger a severance payment of 12 months.

Each employment agreement precludes Messrs. Strong, LaMontagne and Mills from certain activities after they leave Savanna, including competing directly or indirectly with Savanna.

The table below sets out the estimated incremental payments each named executive would be entitled to receive if there had been a change of control, termination of employment without just cause, termination for cause, a resignation or retirement on December 31, 2015.

Name	Triggering event	Severance period (# of Months)	Base salary(1) ($)	Bonus value(2) ($)	Benefits value(3) ($)	Options value ($)		Share-based awards value ($)		Total incremental obligation ($)
Christopher Strong	Change of control	12	455,000	$388,515	86,000	5,893	(4)	164,959	(6)	1,100,367
	Termination without cause	12	455,000	$388,515	86,000	5,893	(4)	164,959	(6)	1,100,367
	Termination for cause	0	0	0	0	0	(5)	63,166	(7)	63,166
	Resignation	0	0	0	0	0	(5)	63,166	(7)	63,166
	Retirement	0	0	0	0	0	(5)	63,166	(8)	63,166
Dwayne LaMontagne	Change of control	18	423,000	275,362	63,450	3,777	(4)	52,563	(6)	845,152
	Termination without cause	18	423,000	275,362	63,450	3,777	(4)	52,563	(6)	845,152
	Termination for cause	0	0	0	0	0	(5)	27,905	(7)	27,905
	Resignation	0	0	0	0	0	(5)	27,905	(7)	27,905
	Retirement	0	0	0	0	0	(5)	27,905	(8)	27,905

Aaron Mills	Change of control	12	252,350	115,495	37,853	1,391	(4)	2,437	(6)	409,526
	Termination without cause	12	252,350	115,495	37,853	1,391	(4)	2,437	(6)	409,526
	Termination for cause	0	0	0	0	0	(5)	0	(7)	0
	Resignation	0	0	0	0	0	(5)	0	(7)	0
	Retirement	0	0	0	0	0	(5)	0	(8)	0

62	SAVANNA ENERGY SERVICES CORP.

Notes:

1.	Named executive officer’s annual salary and perquisite allowance on December 31, 2015, multiplied by the number of months in the severance period.
2.	Pursuant to their respective employment agreements, the value of one times the average annual bonus in the previous three fiscal years for Messrs. Strong and Mills; and 1.5 times for Mr. LaMontagne. As Mr. Strong was appointed as President and CEO on April 30, 2015, his bonus value has been calculated as equal to the annual bonus Mr. Strong received in fiscal 2015. Mr. Strong’s annualized bonus for fiscal 2015 would have been equal to $579,480.
3.	The value of 15% of Messrs. Strong, LaMontagne and Mills’ severance base salary to compensate for the loss of benefits.
4.	The total value of unexercised stock options that are in-the-money based on $1.23, the closing price of the shares on the TSX on December 31, 2015.
5.	The total value of unexercised stock options that have vested as at December 31, 2015 and are in-the-money, based on $1.23, the closing price the shares on the TSX on December 31, 2015.
6.	The total value of DSUs, PSUs and RSUs that would have vested during the severance notice period based on $1.23, the closing price of the shares on the TSX on December 31, 2015, assuming PSUs granted in 2013, 2014 and 2015 vest at 100%.
7.	The total value of DSUs and PSUs that have vested as at December 31, 2015 based on $1.23, the closing price of the shares on the TSX on December 31, 2015. Unvested PSUs are forfeited.
8.	The total value of DSUs and PSUs that have vested as at December 31, 2015 based on $1.23, the closing price of the shares on the TSX on December 31, 2015. Unvested PSUs are forfeited after the date of retirement or the PSU expiry date (whichever is earlier). Unvested RSUs are forfeited on date of retirement.

OTHER INFORMATION

Interest of informed persons

Management is not aware of any material interest, direct or indirect, of any informed person of Savanna, any nominated director, or their respective associates or affiliates, in any transaction since the beginning of our most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Savanna or any of our subsidiaries.

Loans to directors and executives

No current or former executive officer, director or employee has loans outstanding to Savanna or any of our subsidiaries.

Directors’ and officers’ liability insurance

We provide $30 million (Cdn.) of liability insurance for our directors and officers, and directors and officers of our affiliates and subsidiaries, for liability incurred by any of them in their capacity as a director or officer of Savanna.

The policy has an annual premium of $99,100 (Cdn) and a $500,000 (Cdn) deductible for each loss or claim. Our by-laws provide indemnification of the directors and officers, subject to certain limits.

We also have indemnity agreements with our directors and officers, whereby we have agreed, among other things, to indemnify our directors and officers from and against any and all damages, liabilities, costs, charges or expenses, directly or indirectly, suffered or incurred by a director or officer as a direct or indirect result of holding that position with Savanna, as long as the damages, liabilities, costs, charges or expenses were not suffered or incurred as a result of the person’s own fraud, dishonesty or wilful default.

Additional information about Savanna

Additional information about Savanna is available on SEDAR at www.sedar.com. Financial information is provided in Savanna’s comparative financial statements and MD&A for its most recently completed financial year. Shareholders may contact our Corporate Secretary to request copies of our financial statements and MD&A at (403) 503-9990.

About forward-looking information

Certain statements in this circular contain words such as could, should, can, anticipate, expect, believe, will, may, likely, estimate, predict, potential, continue, maintain, retain and grow. This information and similar expressions and statements relating to matters that are not historical facts and are considered forward-looking within the meaning of applicable Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995.

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These statements are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.

They include statements and information about our expectations of upgrades to our support group functions continuing to contribute to the execution of our strategic plans, our strategic focus for 2016, our compensation strategy, our strategy planning meetings for 2016, our expectations for a decrease in NEO compensation in 2016, efficient delivery and deployment of equipment, reduction of debt including the reducing of the risk of refinancing the Corporation’s high yield notes payable in May 2018, the ability to retain qualified management and personnel, and the consolidation of the Corporation’s field locations and decrease in number of real estate and assets, among other things.

Actual results, performance or achievements may be affected by a number of risks and uncertainties, which could cause actual results to differ materially from our expectations.

These risks and uncertainties include the following, among others:

•	fluctuations in the price and demand for oil and natural gas,

•	fluctuations in the level of oil and natural gas exploration and development activities,

•	fluctuations in the demand for well servicing and contract drilling,

•	effects of weather conditions on operations and facilities,

•	competitive operating risks inherent in well servicing and contract drilling,

•	general economic, market or business conditions,

•	changes in laws or regulations, including taxation, environmental and currency regulations,

•	lack of qualified personnel or management available,

•	other risk factors under Risks and Uncertainties in our MD&A for the year ended December 31, 2015 and under Risk Factors in our annual information form for the year ended December 31, 2015, and

•	other unforeseen conditions which could have an impact on our services.

All of the forward-looking information and statements in this circular are therefore qualified by this cautionary statement and there can be no assurance that the actual results or developments anticipated by Savanna will be realized, or affect our business or operations as expected. We assume no obligation to update our forward-looking information and statements, whether as a result of new information, future events, or otherwise, unless we are required to by law.

64	SAVANNA ENERGY SERVICES CORP.

APPENDIX - MANDATE OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) of Savanna Energy Services Corp. (the “Corporation”) is responsible under law to supervise the management of the business and affairs of the Corporation. The Board has the statutory authority and obligation to protect and enhance the assets of the Corporation.

The principal mandate of the Board is to oversee the management of the business and affairs of the Corporation, and monitor the performance of management.

The Board assumes responsibility for the stewardship of the Corporation and, as part of the overall stewardship, assumes responsibility for the following:

1.	Independence

The Board retains the responsibility for managing its own affairs including planning its composition, determining the requirement for and selecting its Chairman, appointing Board committees and determining directors’ compensation. While it is appropriate to confer with the management on the selection of candidates to be nominated as members of the Board, the ultimate selection shall be determined by the existing independent members of the Board. The Board should ensure that all new directors receive a comprehensive orientation.

In that the Board must develop and voice objective judgement on corporate affairs, independently of the management, practices promoting Board independence will be pursued. This includes constituting the Board with a majority of “independent” directors within the meaning set forth in Multilateral Instrument 52-110 or any rule or instrument implemented in substitution or addition thereto. Certain tasks suited to independent judgements will be delegated to specialized Committees of the Board that are comprised either exclusively of independent directors or at least a majority of independent directors.

The Board will evaluate its own performance in a continuing effort to improve. For this purpose, the Board will establish criteria for Board and Board member performance, and pursue a self-evaluation process for evaluating both overall Board performance and contributions of individual directors.

The Board with the assistance of the Corporate Secretary shall ensure that Board materials are distributed to directors in advance of regularly scheduled meetings to allow for sufficient review of the materials prior to the meeting. Directors are expected to attend all meetings.

2.	Leadership in Corporate Strategy

The Board has the responsibility to oversee the development and approval of the mission of the Corporation, its goals and objectives, and the strategy by which these objectives will be reached. In guiding the strategic choices of the Corporation, the Board has the responsibility of understanding the inherent prospects and risks of such strategic choices.

While the leadership for the strategic planning process comes from the management of the Corporation, the Board should endeavour to bring objectivity and a breadth of judgment to the strategic planning process, which should occur at least on an annual basis, and will ultimately approve the strategy developed by management as it evolves including the approval of the annual operating and capital budgets of the Corporation and any amendments thereto.

The Board is responsible for monitoring management’s success, and hence its performance, in implementing the strategy and monitoring the Corporation’s progress to achieving its goals; revising and altering direction in light of changing circumstances.

3.	Management of Risk

The Board has the responsibility of understanding the principal risks of all aspects of the business in which the Corporation is engaged to achieve a proper balance between risks incurred and the potential returns to

INFORMATION CIRCULAR	65

security holders, recognizing that business decisions require the incurrence of risk. This requires that the Board ensure that systems are in place to effectively monitor and manage risks with a view to the long term viability of the Corporation and its assets, and conduct an annual review of the associated risks.

4.	Oversight of Management

The Board has the responsibility of overseeing the execution of plans and operations, to the extent feasible, satisfying itself as to the integrity of the CEO and other executive officers and to create a culture of integrity. The Board has the responsibility to establish an adequate process for succession planning and as such has the responsibility for the approval and appointment of the senior officers of the Corporation and the assessment of each senior officer’s contribution to the achievement of the Corporation’s strategy. In this respect, performance against objectives established by the Board is important, as is a formal process for determining the senior officers’ compensation, in part, by using established criteria and objectives for measuring performance.

5.	Security holder Communications and Disclosure

The Board is responsible for and shall endeavour to ensure that the Corporation has policies in place to enable the Corporation to effectively communicate with its security holders, other stakeholders and the public in general. Communications and disclosures under the policies should accommodate feedback from security holders, which should be considered into future business decisions.

The Board has the responsibility and shall endeavour to ensure that the financial performance of the Corporation is reported to security holders on a timely and regular basis and that such financing results are reported fairly, in accordance with generally accepted accounting principles.

The Board has the responsibility and shall endeavour to ensure that procedures are in place to effect the timely reporting of any developments that have a significant and material impact on the value of security holder assets and report annually to security holders on its stewardship for the preceding year.

6.	Integrity of Corporate Control and Management Information Systems

The Board shall endeavour to ensure that the Corporation has implemented adequate control and information systems so that it can track those criteria needed to monitor the implementation of the Corporation’s strategy.

Similarly, in reviewing and approving financial information, the Board shall ensure that the Corporation has an audit system, which can inform the Board of the integrity of the data and compliance of the financial information with generally accepted accounting principles.

The Board’s management of the important areas of corporate conduct, such as the commitment of the Corporation’s assets to different businesses or material acquisitions, shall also be supported by adequate control and information systems.

7.	Legal Requirements

The Board is responsible for and shall endeavour to ensure that routine legal requirements, documents, and records have been properly prepared, approved and maintained by the Corporation.

66	SAVANNA ENERGY SERVICES CORP.

8.	Board Delegation to Committees

The Board can delegate specific responsibilities to committees of the Board in order to effectively manage the affairs of the Corporation.

9.	Limitation

The foregoing is (i) subject to and without limitation of the requirement that in exercising their powers and discharging their duties the members of the Board act honestly and in good faith with a view to the best interests of the Corporation; and (ii) subject to and not in expansion of the requirement that in exercising their powers and discharging their duties the members of the Board exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

This Mandate was approved by the Board of Directors of the Corporation on November 14, 2003 and may be amended, subject to the approval of the Board of Directors, at any time.

Dated for reference: March 11, 2008

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Savanna Energy Services Corp.

www.savannaenergy.com

TSX: SVY